Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

CAVIUM, INC.,

a Delaware corporation;

CAVIUM SEMICONDUCTOR CORPORATION,

a Delaware corporation;

CAVIUM NETWORKS LLC,

a Delaware limited liability corporation;

XPLIANT, INC.,

a Delaware corporation;

CERTAIN STOCKHOLDERS OF XPLIANT, INC. SOLELY FOR SECTIONS 1.5, 3 AND 10 OF THIS AGREEMENT;

AND

GUY HUTCHISON AS SECURITYHOLDERS’ AGENT SOLELY FOR

SECTION 10 OF THIS AGREEMENT

Dated as of July 30, 2014

EXHIBITS

Exhibit A	-	Designated Stockholders and Debt Holders
Exhibit B	-	Certain definitions
Exhibit C	-	Form of Certificate of Merger
Exhibit D-1	-	Persons to sign Employment Agreements
Exhibit D-2	-	Persons to sign Offer Letters

Schedules

Schedule 5.2	-	Exceptions to Employee Benefit Plan and Compensation Changes
Schedule 6.4(a)	-	Compensation Arrangements for Certain Individuals
Schedule 6.4(b)	-	Compensation Arrangements for Certain Individuals
Schedule 6.6	-	Terminating Employee Benefit Plans

AGREEMENT AND PLAN

OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of July 30, 2014, by and among: Cavium, Inc., a Delaware corporation (“Parent”); Cavium Semiconductor Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub I”); Cavium Networks LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub II”, and together with Merger Sub I, the “Merger Subs”); Xpliant, Inc., a Delaware corporation (the “Company”); the parties identified as “Designated Stockholders” on Exhibit A (the “Designated Stockholders”) solely for Sections 1.5, 3 and 10 of this Agreement and Guy Hutchison as Securityholders’ Agent solely for Section 10 of this Agreement (the “Securityholders’ Agent”). Certain other capitalized terms used in this Agreement are defined in Exhibit B.

RECITALS

A.         Parent, Merger Sub I and the Company intend to effect a merger of Merger Sub I into the Company (the “First Step Merger”) in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”) and, to the extent applicable, the California Corporations Code (the “CCC”). Upon consummation of the First Step Merger, Merger Sub I will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

B.         As soon as practicable following the First Step Merger, Parent intends to cause the Company to merge with and into Merger Sub II (the “Second Step Merger” and, taken together with the First Step Merger, the “Integrated Merger” or the “Merger”). Upon consummation of the Second Step Merger, the Company will cease to exist, and Merger Sub II will survive as wholly-owned subsidiary of Parent. The Integrated Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Parent and the Company intend that the First Step Merger and the Second Step Merger will constitute integrated steps in a single “plan of reorganization” within the meaning of Treas. Reg. §§1.368-2(g) and 1.368-3, which plan of reorganization the parties adopt by executing this Agreement.

C.         Pursuant to the First Step Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein.

D.         The respective boards of directors of Merger Sub I, Merger Sub II, Parent and the Company have approved this Agreement and the Integrated Merger.

AGREEMENT

The parties to this Agreement agree as follows:

SECTION 1.         DESCRIPTION OF TRANSACTION

1.1         The First Step Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL and the CCC, Merger Sub I shall be merged with and into the Company, the separate corporate existence of Merger Sub I shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the First Step Merger is hereinafter referred to as the “Interim Surviving Corporation.”

1.2         The Second Step Merger. As soon as practicable after the Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of DGCL, the CCC and the Delaware Limited Liability Company Act (the “LLC Act”), the Interim Surviving Corporation shall be merged with and into Merger Sub II, the separate corporate existence of the Interim Surviving Corporation shall cease, and Merger Sub II shall continue as the surviving entity and as a wholly owned subsidiary of Parent. The surviving entity after the Second Step Merger is hereinafter referred to as the “Surviving Entity.”

1.3         Closing; Effective Time.

(a)         The closing of the First Step Merger (the “Closing”) will take place at 10:00 a.m., Pacific Time, on a date to be specified by the parties, which shall, unless otherwise mutually agreed upon by the parties, be no later than the earlier of (1) April 15, 2015; (2) the date on which the Company has completed at least two consecutive months with positive net income on a U.S. GAAP basis. The Closing will be held at the offices of Cooley LLP, 3175 Hanover Street, Palo Alto, California 94304. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” Subject to the provisions of this Agreement, on the Closing Date, the parties hereto shall cause the First Step Merger to be consummated by filing a Certificate of Merger in substantially the form attached hereto as Exhibit C with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in accordance with the applicable provisions of the DGCL. The First Step Merger shall become effective upon the filing of the Certificate of Merger (or such later time as may be mutually agreed in writing by the Company and Parent and specified in the Certificate of Merger) with the Secretary of State of the State of Delaware (the “Effective Time”). As soon as practicable after the Effective Time, but in no event later than 1 business day, Parent shall cause the Second Step Merger to be consummated by filing a Certificate of Merger conforming to the requirements of the DGCL and the LLC Act to be filed with the Secretary of State of the State of Delaware (the “Second Step Certificate of Merger”) in accordance with the applicable provisions of the DGCL and the LLC Act (the time of acceptance by the Secretary of State of the State of Delaware of such filing being referred to herein as the “Second Effective Time”).

(b)         At the Effective Time, the effect of the First Step Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL and the CCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the rights, privileges, powers and franchises of the Company and Merger Sub I shall vest in the Interim Surviving Corporation, and all restrictions, disabilities and duties of the Company and Merger Sub I shall become the restrictions, disabilities and duties of the Interim Surviving Corporation. At the Second Effective Time, the effect of the Second Step Merger shall be as provided in this Agreement, the Second Step Certificate of Merger and the applicable provisions of DGCL, the CCC and the LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the rights, privileges, powers and franchises of the Interim Surviving Corporation shall vest in Merger Sub II as the surviving entity in the Second Step Merger, and all restrictions, disabilities and duties of the Interim Surviving Corporation shall become the restrictions, disabilities and duties of Merger Sub II as the surviving entity in the Second Step Merger.

1.4         Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent and the Company prior to the Effective Time:

(a)         the Certificate of Incorporation of the Interim Surviving Corporation shall be amended and restated so as to read in its entirety as the amended and restated certificate of incorporation of the Interim Surviving Corporation attached to the Certificate of Merger, until thereafter amended as provided by Delaware Law;

(b)         the Bylaws of the Interim Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub I as in effect immediately prior to the Effective Time;

(c)         the directors of Merger Sub I immediately prior to the Effective Time shall be the directors of the Interim Surviving Corporation immediately after the Effective Time and the managers of the Surviving Entity immediately after the Second Effective Time, each to hold the office of a director/manager of the Interim Surviving Corporation and the Surviving Entity, respectively, in accordance with the provisions of DGCL and the Certificate of Incorporation and Bylaws of the Interim Surviving Corporation and the LLC Act and the Certificate of Formation and the Limited Liability Company Agreement of the Surviving Entity until their respective successors are duly elected and qualified;

(d)         the officers of Merger Sub I immediately prior to the Effective Time shall be the officers of the Interim Surviving Corporation immediately after the Effective Time and the officers of the Surviving Entity after the Second Effective Time, each to hold office in accordance with the provisions of the Bylaws of the Interim Surviving Corporation and the Limited Liability Company Agreement of the Surviving Entity, respectively;

(e)         The Certificate of Formation of Merger Sub II as in effect immediately prior to the Second Effective Time shall be the Certificate of Formation of the Surviving Entity at the Second Effective Time until thereafter amended in accordance with the LLC Act and as provided in such Certificate of Formation; and

(f)         Unless otherwise determined by Parent prior to the Effective Time, the Limited Liability Company Agreement of Merger Sub II as in effect immediately prior to the Second Effective Time shall be the Limited Liability Company Agreement of the Surviving Entity, until thereafter amended in accordance with the LLC Act and as provided in such Limited Liability Company Agreement.

1.5         Treatment of Company Capital Stock.

(a)         Subject to Sections 1.8(c) and 1.9, at the Effective Time, by virtue of the First Step Merger and without any further action on the part of Parent, Merger Sub I, the Company or any Stockholder of the Company:

(i)         each share of Common Stock of the Company, par value $0.0001 per share (“Company Common Stock”) outstanding immediately prior to the Effective Time shall be converted into the right to receive (1) the “Applicable Share

Fraction” of a share of the common stock of Parent (“Parent Common Stock”), and (2) the “Applicable Cash Fraction” in cash.

(ii)       each share of the common stock (with no par value) of Merger Sub I outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Interim Surviving Corporation.

(b)         For purposes of this Agreement:

(i)         The “Applicable Share Fraction” shall be the fraction: (A) having a numerator equal to $2,541,000 divided by the number of shares of Common Stock of the Company outstanding at the Effective Time; and (B) having a denominator equal to the Designated Parent Stock Price.

(ii)       The “Applicable Cash Fraction” shall be the fraction: (A) having a numerator equal to $1,089,000; and (B) having a denominator equal to the number of shares of Common Stock of the Company outstanding at the Effective Time.

(iii)      The “Designated Parent Stock Price” shall be the 30-day average closing sale prices of a share of Parent Common Stock as reported on the Nasdaq Stock Market during the 30 trading days ending ten calendar days prior to the Closing.

(c)         If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement, then at the Effective Time the vesting of such shares of Company Common Stock shall accelerate in full and any repurchase option, risk of forfeiture or other condition shall terminate.

1.6         Treatment of Company Options. Each outstanding option, whether or not then vested, to purchase Company Common Stock under a Company Equity Incentive Plan (“Company Option”) will not be continued, assumed or substituted by the Surviving Corporation or Parent as part of the Merger. Prior to the Closing, the Company’s board of directors will adopt appropriate resolutions and will take all other actions necessary and appropriate to cause each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, to be cancelled without consideration. As of the Effective Time, all Company Options will automatically cease to exist, and each holder of a Company Option will cease to have any rights with respect thereto. “Company Equity Incentive Plan” means any stock option, equity incentive or similar plan of the Company, including the Company’s 2012 Stock Incentive Plan, as such may be amended from time to time.

1.7         Treatment of Outstanding Convertible Promissory Notes and Convertible Security Agreement. On or prior to December 31, 2014, each holder of (a) an outstanding Convertible Promissory Note issued pursuant to that certain Note Purchase Agreement, dated December 28, 2012, as amended, (each a “Promissory Note” and together the “Promissory Notes”), and (b) the Convertible Security issued pursuant to that certain Convertible Security Purchase Agreement, dated December 17, 2013 (the “Convertible Security Agreement”), shall receive, provided the Debt Holder (as defined below) executes a Termination Agreement in a form mutually agreed upon by Parent and the Company, a combination of cash (to be paid by the Company) and shares of Parent Common Stock (to be delivered by Parent) as set forth in Exhibit A in cancellation of the Promissory Notes and Convertible Security Agreement. Each holder of a Promissory Note or the Convertible Security Agreement is referred as “Debt Holder” and all of them are collectively referred to as the “Debt Holders.” The Company shall issue a promissory note to Parent for the value of the Parent Common Stock delivered by Parent to the Debt Holders pursuant to this Section 1.7, which promissory note shall be due and payable in the event Closing does not occur on or prior to April 15, 2015, or such later date that Parent and Company may mutually agree in a signed writing.

1.8         Closing of the Company’s Transfer Books and Other Matters.

(a)         At the Effective Time, holders of certificates representing shares of the Company’s capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as Stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company’s capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company’s capital stock (a “Company Stock Certificate”) is presented to the Interim Surviving Corporation, Surviving Entity or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Sections 1.5 and this Section 1.8.

(b)         No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificates and other documents described in Section 6.12(a) (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

(c)         No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of capital stock of the Company who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder’s Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Designated Parent Stock Price.

(d)         Except and until the Form S-3 is declared effective by the SEC, the shares of Parent Common Stock to be issued in the Merger shall be characterized as “restricted securities” for purposes of Rule 144 under the Securities Act, and each certificate representing any such shares shall, until such time that the shares are not so restricted under the Securities Act, bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise, if any):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE.”

(e)         Parent, the Interim Surviving Corporation and the Surviving Entity shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent, the Interim Surviving Corporation or the Surviving Entity may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. The Parent, the Interim Surviving Corporation or the Surviving Entity shall provide any such holder or former holder of capital stock of the Company with appropriate written evidence or a record of such withholding or deduction.

(f)         Neither Parent, the Interim Surviving Corporation nor the Surviving Entity shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

1.9         Dissenting Shares.

(a)         Notwithstanding any provisions of this Agreement to the contrary, shares of capital stock of the Company held by a holder who has demanded and perfected such demand for appraisal of such holder’s shares of capital stock of the Company in accordance with Section 262 of the DGCL and/or, if applicable by virtue of Section 2115 of the CCC and Chapter 13 of the CCC, and as of the Closing has neither effectively withdrawn nor lost such holder’s right to such appraisal (the “Dissenting Shares”) shall not be converted as set forth in Section 1.5, but shall be entitled to only such rights as are granted by the DGCL or the CCC. Parent shall be entitled to retain any consideration that would otherwise be paid pursuant to Section 1.5 but not paid on account of such Dissenting Shares pending resolution of the claims of such holders, and the Non-Dissenting Stockholders shall not be entitled to any portion thereof.

(b)         Notwithstanding the provisions of Section 1.9(a), if any holder of shares of capital stock of the Company who demands appraisal of such holder’s shares under the DGCL or the CCC, as applicable, shall effectively withdraw or lose (through the failure to perfect or otherwise) such holder’s right to appraisal, then as of the Closing or the occurrence of such event, whichever later occurs, such holder’s shares of capital stock of the Company shall automatically be converted into the right to receive the applicable consideration as set forth in Section 1.5, without interest thereon, promptly following the surrender of the certificate or certificates representing such shares of capital stock of the Company.

(c)         The Company shall give Parent: (i) prompt notice of any demands for appraisal of shares of capital stock of the Company received by the Company, withdrawals of any demands, and any other instruments served pursuant to the DGCL or the CCC, as applicable, and received by the Company; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands for appraisal. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal of shares of capital stock of the Company or offer to settle any such demands other than by operation of law or pursuant to a final order of a court of competent jurisdiction.

1.10         Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Interim Surviving Corporation, the Surviving Entity or Parent with full right, title and possession of and to all rights and property of the Merger Subs and the Company, the officers and directors of the

Surviving Entity and Parent shall be fully authorized (in the name of the Merger Subs, the Interim Surviving Corporation, the Surviving Entity, the Company and otherwise) to take such action.

1.11         Reorganization Status. For federal income tax purposes, the Integrated Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Parent and the Surviving Entity shall report the Merger for income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, including the filing of the statement required by Treasury Regulations Section 1.368-3, unless otherwise required by a taxing authority pursuant to a “determination” within the meaning of Section 1313(a) of the Code; provided, however, even though it is intended by the parties hereto that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, the parties make no representations or warranties to each other or to any holder of capital stock of the Company that the Merger will qualify as a tax-free “reorganization” under the Code.

SECTION 2.         REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to such exceptions contained in the disclosure schedule dated as of the date of this Agreement and delivered herewith by the Company to Parent and Merger Sub I (the “Disclosure Schedule”), which exceptions identify the section and subsection of this Section 2, as applicable, to which such exception relates, provided, however, that to the extent it is reasonably apparent on the face of such exception that it would qualify any other section or subsection of a representation or warranty in this Section 2, such exception shall be deemed disclosed and incorporated into such other section or subsection also, the Company hereby represents and warrants to each of Parent and Merger Sub I as of the date of this Agreement as follows:

2.1         Due Organization; No Subsidiaries; Etc.

(a)         The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority and all necessary governmental approvals: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own, lease and use its assets in the manner in which its assets are currently owned, leased and used; and (iii) to perform its obligations under all Company Contracts.

(b)         Except as set forth in Part 2.1 of the Disclosure Schedule, the Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “Xpliant, Inc.”

(c)         The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1 of the Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had a Material Adverse Effect on the Company. The Company is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1 of the Disclosure Schedule.

(d)         Part 2.1 of the Disclosure Schedule accurately sets forth (i) the names of the members of the Company Board (the “Company Board”), (ii) the names of the members of each committee of the Company Board, and (iii) the names and titles of the Company’s officers.

(e)         The Company does not own any controlling interest in any Entity and, except for the equity interests identified in Part 2.1 of the Disclosure Schedule, the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity interest.

2.2         Certificate of Incorporation and Bylaws; Records. The Company has delivered to Parent accurate and complete copies of: (1) the Company’s Certificate of Incorporation and Bylaws, including all amendments thereto; (2) the Company Equity Incentive Plans, any other plan pursuant to which options or other equity awards are granted, and forms of all equity award agreements evidencing such equity awards; (3) the stock records of the Company; and (4) except as set forth in Part 2.2 of the Disclosure Schedule, the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the Company Board and all committees of the Company Board. There have been no formal meetings or other proceedings of the stockholders of the Company, the Company Board or any committee of the Company Board that are not fully reflected in such minutes or other records. The Company’s Certificate of Incorporation and Bylaws of which copies are delivered to Parent are in full force and effect. There has not been any violation of any of the provisions of the Company’s Certificate of Incorporation or Bylaws, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company’s stockholders, the Company Board or any committee of the Company Board. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

2.3         Capitalization, Etc.

(a)         The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, par value $0.0001 per share, of which 10,000,000 shares have been issued and are outstanding as of the date of this Agreement. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. Part 2.3(a) of the Disclosure Schedule provides an accurate and complete description of the terms of each repurchase option which is held by the Company and to which any of such shares is subject.

(b)         The Company has reserved 20,000,000 shares of Company Common Stock for issuance under the Company Equity Incentive Plan, of which options to purchase 11,180,000 shares are outstanding as of the date of this Agreement. Part 2.3(a) of the Disclosure Schedule accurately sets forth, with respect to each Company Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable; (iii) the date on which such Company Option was granted and the term of such Company Option; (iv) the vesting schedule for such Company Option; (v) the exercise price per share of Company Common Stock purchasable under such Company Option; (vi) whether such Company Option has been designated an “incentive stock option” as defined in Section 422 of the Code; and (vii) whether the exercisability of or right to repurchase of such Company Option will be accelerated in any way by the transactions contemplated by this Agreement. Except as set forth in Part 2.3 of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the Knowledge of the Company, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

(c)         All outstanding shares of Company Common Stock and all outstanding Company Options have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

(d)         Except as set forth in Part 2.3(d) of the Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company. All securities so reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the DGCL and all other applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

2.4         Financial Statements.

(a)         The Company has delivered to Parent the following financial statements and notes (collectively, the “Company Financial Statements”):

(i)         The unaudited balance sheets of the Company as of December 31, 2013 and 2012, and the related unaudited income statements, statements of stockholders’ equity and statements of cash flows of the Company for the years then ended;

(ii)       the unaudited balance sheet of the Company as of the Interim Balance Sheet Date (the “Interim Balance Sheet”), and the related unaudited income statement of the Company for the six months then ended; and

(iii)      the estimated unaudited balance sheet of the Company as of the Closing Date (which shall be delivered after the date of this Agreement but prior to the Closing Date).

(b)         The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i)) cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except that the Company Financial Statements do not contain footnotes and the financial statements referred to in Section 2.4(a)(ii) are subject to normal and recurring year-end audit adjustments. None of the Company Financial Statements contains any material items of special or nonrecurring income except as expressly specified therein. All costs and expenses incurred in generating the revenues reflected in the unaudited income statements during the respective periods covered thereby which are required by GAAP to be reflected in the unaudited income statements are so reflected.

(c)         The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

2.5         Absence of Changes. Except as set forth in Part 2.5 of the Disclosure Schedule, since the Interim Balance Sheet Date:

(a)         the Company has conducted its business only in the ordinary course and consistent with the Company’s past practices.

(b)         there has not been any Material Adverse Change in the Company’s business, condition, assets, liabilities, operations, financial performance or prospects, and, to the Knowledge of the Company, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Company;

(c)         there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company’s assets (whether or not covered by insurance);

(d)         the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

(e)         the Company has not sold, issued or authorized the issuance of (i) any capital stock or other security (except for Company Common Stock issued upon the exercise of outstanding Company Options), (ii) any option or right to acquire any capital stock or any other security (except for Company Options described in Part 2.3 of the Disclosure Schedule), or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except for the sale of any promissory notes to Parent);

(f)         the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of the Company Equity Incentive Plans, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

(g)         there has been no amendment to the Company’s Certificate of Incorporation or Bylaws, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(h)         the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

(i)         the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since the Interim Balance Sheet Date, exceeds $25,000;

(j)         the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract, or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Contract;

(k)         the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company’s past practices;

(l)         the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(m)         the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company’s past practices;

(n)         the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money (except for the sale of any promissory notes to Parent);

(o)         the Company has not (i) established or adopted any Employee Benefit Plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee;

(p)         the Company has not changed any of its methods of accounting or accounting practices in any respect;

(q)         the Company has not (i) made any Tax election (ii) adopted or changed any Tax accounting method, (iii) entered into any Tax allocation, sharing or agreement, (iv) entered into or any closing agreement or Tax ruling, (v) settled or compromised any Tax claim or assessment, or (vi) consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(r)         the Company has not commenced or settled any Legal Proceeding;

(s)         the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

(t)         the Company has not agreed or committed to take any of the actions referred to in clauses “(d)” through “(s)” above.

2.6         Title to Assets.

(a)         The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, and all of the assets thereafter acquired by it (except to the extent that such assets have been disposed of after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice), including: (i) all assets reflected on the Interim Balance Sheet; (ii) all assets referred to in Parts 2.1, 2.7(a), 2.7(b) and 2.9 of the Disclosure Schedule and all of the Company’s rights under the leases identified on Part 2.8(b) of the Disclosure Schedule and the Contracts identified in Part 2.10 of the Disclosure Schedule; and (iii) all other assets reflected in the Company’s books and records as being owned by the Company. Except as set forth in Part 2.6(a) of the Disclosure Schedule, all of said assets are owned by the Company free and clear of any Encumbrances, except for the Permitted Encumbrances.

(b)         Part 2.6(b) of the Disclosure Schedule identifies all assets that are material to the business of the Company and that are being leased or licensed to the Company.

(c)         Except as set forth in Part 2.6(c) of Disclosure Schedule, the assets owned or leased by the Company constitute all the assets used in its business (including, but not limited to, all books, records, computers and computer programs and data processing systems) and are in good condition (subject to normal wear and tear and immaterial impairments of value and damage) and serviceable condition and are generally suitable for the uses for which intended.

2.7         Bank Accounts; Receivables

(a)         Part 2.7(a) of the Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution.

(b)         Part 2.7(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of the Interim Balance Sheet Date. Except as set forth in Part 2.7(b) of the Disclosure Schedule, all existing accounts receivable of the Company (including those accounts receivable reflected on the Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the Interim Balance Sheet Date and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, and (ii) are reasonably expected to be collected in full when due, without any counterclaim or set off (net of any applicable allowance for doubtful accounts reflected in the Interim Balance Sheet). All accounts receivable to be reflected on the books and records of the Company as of the Effective Time, taken as a whole, will be good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts, which allowances will be determined on a basis consistent with the basis used in determining the allowances for doubtful accounts reflected in the Interim Balance Sheet.

2.8         Equipment; Leasehold.

(a)         All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company’s business in the manner in which such business is currently being conducted.

(b)         The Company does not own any real property or any interest in real property, except for the leasehold created under the real property lease identified in Part 2.8(b) of the Disclosure Schedule. Part 2.8(b) of the Disclosure Schedule sets forth a list and brief description of each lease or similar agreement under which the Company is lessee of, or holds or operates, any real property owned by any third Person. Except as set forth in Part 2.8(b) of the Disclosure Schedule, the Company has the right to quiet enjoyment of all the real property described in such Disclosure Schedule of which it is the lessee for the full term of each such lease or similar agreement (and any related renewal option) relating thereto, and the leasehold or other interest of the Company in such real property is not subject or subordinate to any Encumbrance except for Permitted Encumbrances. Accurate and complete copies of any instruments evidencing Encumbrances, commitments for the issuance of title insurance, title opinions, surveys and appraisals in the possession of the Company or any policies of title insurance currently in force and in the possession of the Company with respect to each such parcel of leased property have heretofore been delivered to Parent.

(c)         Neither the whole nor any part of the real property leased, used or occupied by the Company is subject to any pending suit for condemnation or other taking by any public authority or other Person, and, to the Knowledge of the Company, no such condemnation or other taking is threatened or contemplated.

2.9         Intellectual Property; Privacy.

(a)         Products and Services. Part 2.9(a) of the Disclosure Schedule accurately identifies and describes each Company Product currently being designed, developed, manufactured, marketed, distributed, provided, licensed, or sold by the Company.

(b)         Registered IP. Part 2.9(b) of the Disclosure Schedule accurately identifies: (a) each item of Registered IP in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (b) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (c) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest. The Company has provided to Parent accurate and complete copies of all applications, correspondence with any Governmental Body, and other material documents related to each such item of Registered IP.

(c)         Inbound Licenses. Part 2.9(c) of the Disclosure Schedule accurately identifies: (a) each Contract pursuant to which any Intellectual Property Right or Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Company (other than (i) agreements between the Company and its employees or the Company and its consultants in the Company’s standard form thereof and (ii) non-exclusive licenses to third-party software that is not incorporated into, or used in the development, manufacturing, testing, distribution, maintenance, or support of, any Company Product and that is not otherwise material to the Company’s business); and (b) whether the licenses or rights granted to the Company in each such Contract are exclusive or non-exclusive.

(d)         Outbound Licenses. Part 2.9(d) of the Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP. The Company is not bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any Company IP anywhere in the world.

(e)         Royalty Obligations. Part 2.9(e) of the Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, commissions, and other amounts payable by the Company to any other Person (other than sales commissions paid to employees according to the Company’s standard commissions plan) upon or for the manufacture, sale, or distribution of any Company Product or the use of any Company IP.

(f)         Standard Form IP Agreements. The Company has provided to Parent a complete and accurate copy of each standard form of Company IP Contract used by the Company at any time, including each standard form of (a) employee agreement containing any assignment or license of Intellectual Property Rights; (b) consulting or independent contractor agreement containing any intellectual property assignment or license of Intellectual Property Rights; and (c) confidentiality or nondisclosure agreement. Part 2.9(f) of the Disclosure Schedule accurately identifies each Company IP Contract that deviates in any material respect from the corresponding standard form agreement provided to Parent, including any agreement with an employee, consultant, or independent contractor in which the employee, consultant, or independent contractor expressly reserved or retained rights in any Intellectual

Property or Intellectual Property Rights incorporated into or used in connection with any Company Product or otherwise related to the Company’s business, research, or development.

(g)         Ownership Free and Clear. The Company exclusively owns all right, title, and interest to and in the Company IP (other than Intellectual Property Rights exclusively licensed to the Company, as identified in Part 2.9(c) of the Disclosure Schedule) free and clear of any Encumbrances (other than licenses and rights granted pursuant to the Contracts identified in Part 2.9(d) of the Disclosure Schedule). Without limiting the generality of the foregoing:

(i)         Perfection of Rights. All documents and instruments necessary to establish, perfect, and maintain the rights of the Company in the Company IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.

(ii)       Employees and Contractors. Each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any Company Product or Company IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights pertaining to such Company Product or Company IP to the Company and confidentiality provisions protecting the Company IP. No current or former stockholder, officer, director, or employee of the Company has any claim, right (whether or not currently exercisable), or interest to or in any Company IP. No employee of the Company is (a) bound by or otherwise subject to any Contract restricting him from performing his duties for the Company or (b) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his activities as an employee of the Company.

(iii)      Government Rights. No funding, facilities, or personnel of any Governmental Body or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company IP.

(iv)      Protection of Proprietary Information. The Company has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information pertaining to the Company or any Company Product. Without limiting the generality of the foregoing, no portion of the source code for any software ever owned or developed by the Company has been disclosed or licensed to any escrow agent or other Person.

(v)       Past IP Dispositions. The Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person.

(vi)      Standards Bodies. The Company is not and has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company IP. Any representation or warranty in this Section 2.9 to the effect that the Company does not or will not infringe patent rights, or that no payments will be required for the practice of patent rights, shall not apply to any patent rights that are necessarily infringed by the implementation of any standard adopted by any such organization; provided, however, that the Company shall disclose in Section 2.9(g)(vi) of the Disclosure Schedule if the Company has Knowledge that any Company IP is necessarily infringed by the implementation of any standard adopted by any such organization.

(vii)     Sufficiency. To the Knowledge of the Company, the Company owns or otherwise has, and after the Closing Parent will have, all Intellectual Property Rights needed to conduct the Company’s business as currently conducted and planned to be conducted.

(h)         Valid and Enforceable. To the Knowledge of the Company, all Company IP is valid, subsisting and enforceable. Without limiting the generality of the foregoing:

(i)         Misuse and Inequitable Conduct. The Company has not engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Company IP that is Registered IP.

(ii)        Trademarks. To the Knowledge of the Company, no trademark or trade name owned, used, or applied for by the Company conflicts or interferes with any trademark or trade name owned, used, or applied for by any other Person. No event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any trademark (whether registered or unregistered) owned, used, or applied for by the Company.

(iii)      Legal Requirements and Deadlines. To the Knowledge of the Company, each item of Company IP that is Registered IP is and at all times has been in compliance with all legal requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline. No application for a patent or a copyright, mask work, or trademark registration or any other type of Registered IP filed by or on behalf of the Company has been abandoned, allowed to lapse, or rejected. Part 2.9(h)(iii) of the Disclosure Schedule accurately identifies and describes each action, filing, and payment that must be taken or made on or before the date that is 120 days after the date of this Agreement in order to maintain such item of Company IP in full force and effect.

(iv)      Interference Proceedings and Similar Claims. No interference, opposition, reissue, reexamination, or other Proceeding is or has been pending or, to the Knowledge of the Company, threatened, in which the scope, validity, or enforceability of any Company IP is being, has been, or could reasonably be expected to be contested or challenged. To the Knowledge of the Company, there is no basis for a claim that any Company IP is invalid or unenforceable.

(i)       Third-Party Infringement of Company IP. To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP. Part 2.9(i) of the Disclosure Schedule accurately identifies communication and correspondence (either in writing or otherwise) by or to the Company or any Representative of the Company regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such communication. The Company has provided to Parent a complete and accurate copy of written communication that has been sent or otherwise delivered to the Company.

(j)         Effects of This Transaction. Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (a) a loss of, or Encumbrance on, any Company IP; (b) a breach of or default under any Company IP Contract; (c) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (d) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company IP.

(k)         No Infringement of Third Party IP Rights. To the Knowledge of the Company, (i) the Company has not infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person or engaged in unfair competition (ii) the Company does not, as its business is currently conducted or currently planned to be conducted, infringe (directly, contributorily, by inducement, or otherwise), misappropriate, or otherwise violate or make unlawful use of any Intellectual Property Right of any other Person or engaged in unfair competition; (iii) no Company Product, and no method or process used in the manufacturing of any Company Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person; and (iv) there is no legitimate basis for a claim that the Company or any Company Product has infringed or misappropriated any Intellectual Property Right of another Person or engaged in unfair competition or that any Company Product, or any method or process used in the manufacturing of any Company Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. Without limiting the generality of the foregoing:

(l)         Infringement Claims. No infringement, misappropriation, or similar claim or Proceeding is pending or, to the Knowledge of the Company, threatened against the Company or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company with respect to such claim or Proceeding. To the Knowledge of the Company, the Company has never received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation by the Company, any of their employees or agents, or any Company Product of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that the Company obtain a license to any Intellectual Property Right of another Person.

(m)         Other Infringement Liability. The Company is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation, or similar claim (other than indemnification provisions in the Company’s standard forms of Company IP Contracts).

(n)         Infringement Claims Affecting In-Licensed IP. To the Knowledge of the Company, no claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Company is pending or has been threatened, except for any such claim or Proceeding that, if adversely determined, would not adversely affect (a) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Company, or (b) the design, development, manufacturing, marketing, distribution, provision, licensing or sale of any Company Product.

(o)         Bugs. To the Knowledge of the Company, none of the software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed, or sold by the Company (including any software that is part of, is distributed with, or is used in the design, development, manufacturing, production, distribution, testing, maintenance, or support of any Company Product, but excluding any third-party software that is generally available on standard commercial terms and is licensed to the Company solely for internal use on a non-exclusive basis) (collectively, “Company Software”) (a) contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) that materially and adversely affects the use, functionality, or performance of such Company Software or any product or system containing or used in conjunction with such Company Software; or (b) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Software or the Company has provided to Parent a complete and accurate list of all known bugs, defects, and errors in each version of the Company Software.

(p)          Harmful Code. To the Knowledge of the Company, no Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

(q)          Source Code. The source code for all Company Software contains clear and accurate annotations and programmer’s comments, and otherwise has been documented in a professional manner that is both: (i) consistent with customary code annotation conventions and best practices in the software industry; and (ii) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Company Software. No source code for any Company Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company. The Company has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Company Software to any other Person.

(r)          Part 2.9(r) of the Disclosure Schedule accurately identifies and describes (i) each item of Open Source Code that is contained in, distributed with, or used in the development of the Company Products or from which any part of any Company Product is derived, (ii) the applicable license terms for each such item of Open Source Code, and (iii) the Company Product or Company Products to which each such item of Open Source Code relates.

(s)         No Company Product contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that (i) impose or could impose a requirement or condition that any Company Product or part thereof (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge, or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of the Company to use or distribute any Company Product.

(t)         Part 2.9(t) of the Disclosure Schedule contains each Company Privacy Policy and identifies, with respect to each Company Privacy Policy, (i) the period of time during which such privacy policy was or has been in effect, (ii) whether the terms of a later Company Privacy Policy apply to the data or information collected under such privacy policy, and (iii) if applicable, the mechanism (such as opt-in, opt-out, or notice only) used to apply a later Company Privacy Policy to data or information previously collected under such privacy policy.

(u)         Part 2.9(u) of the Disclosure Schedule identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data maintained by or for the Company at any time (the “Company Databases”), the types of Personal Data in each such database, the means by which the Personal Data was collected, and the security policies that have been adopted and maintained with respect to each such database. No material breach or violation of any such security policy has occurred or, to the Knowledge of the Company, is threatened, and there has been no unauthorized or illegal use of or access to any of the data or information in any of the Company Databases.

(v)         The Company has complied at all times and in all material respects with all of the Company Privacy Policies and with all applicable Legal Requirements pertaining to privacy, User Data, or Personal Data.

(w)         Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements), nor Parent’s possession or use of the User Data or any data or information in the Company Databases, will result in any violation of any Company Privacy Policy or any Legal Requirement pertaining to privacy, User Data, or Personal Data.

2.10          Contracts.

(a)         Part 2.10 of the Disclosure Schedule identifies:

(i)         each Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor;

(ii)       each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property or Intellectual Property Right;

(iii)      each Company Contract imposing any restriction on the Company’s right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

(iv)      each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

(v)       each Company Contract relating to the acquisition, issuance or transfer of any securities, other than the standard form of agreement setting forth the terms of the Company Options under the Company Equity Incentive Plan;

(vi)      each Company Contract relating to the creation of any Encumbrance with respect to any asset of the Company;

(vii)     each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

(viii)     each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(ix)       each Company Contract with any Related Party except with respect solely to the sale of the Company Common stock and options to purchase the same;

(x)         each Company Contract constituting or relating to a Government Contract or Government Bid;

(xi)       any other Company Contract that was entered into outside the ordinary course of business or was inconsistent with the Company’s past practices;

(xii)      any other Company Contract that has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company; and

(xiii)     any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate, or (B) the performance of services having a value in excess of $50,000 in the aggregate.

Contracts in the respective categories described in clauses “(i)” through “(xiii)” above are referred to in this Agreement as “Material Contracts.”

(b)         The Company has delivered to Parent accurate and complete copies of all written Contracts identified in Part 2.10 of the Disclosure Schedule, including all amendments thereto. Part 2.10 of the Disclosure Schedule provides an accurate description of the terms of each Company Contract that is not in written form. Each Contract identified in Part 2.10 of the Disclosure Schedule is valid and in full force and effect, and, to the Knowledge of the Company, is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)         Except as set forth in Part 2.10 of the Disclosure Schedule:

(i)         the Company has not violated or breached, or committed any default under, any Company Contract, and, to the Knowledge of the Company, no other Person has materially violated or breached, or committed any default under, any Company Contract;

(ii)       to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or modify any Company Contract;

(iii)      the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract; and

(iv)      the Company has not waived any of its material rights under any Material Contract.

(d)         No Person is renegotiating, or has a right pursuant to the terms of any Company Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

(e)         The Contracts identified in Part 2.10 of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted.

(f)         Part 2.10 of the Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Company.

(g)         Part 2.10 of the Disclosure Schedule provides an accurate description and breakdown of the Company’s backlog under Company Contracts.

(h)         Except as set forth in Part 2.10(h) of the Disclosure Schedule:

(i)         the Company has not had any determination of noncompliance, entered into any consent order or undertaken any internal investigation relating directly or indirectly to any Government Contract or Government Bid;

(ii)        the Company has complied in all material respects with all Legal Requirements with respect to all Government Contracts and Government Bids;

(iii)       the Company has not, in obtaining or performing any Government Contract, violated (A) the Truth in Negotiations Act of 1962, as amended, (B) the Service Contract Act of 1963, as amended, (C) the Contract Disputes Act of 1978, as amended, (D) the Office of Federal Procurement Policy Act, as amended, (E) the Federal Acquisition Regulations (the “FAR”) or any applicable agency supplement thereto, (F) the Cost Accounting Standards, (G) the Defense Industrial Security Manual (DOD 5220.22-M), (H) the Defense Industrial Security Regulation (DOD 5220.22-R) or any related security regulations, or (I) any other applicable procurement law or regulation or other Legal Requirement;

(iv)       all facts set forth in or acknowledged by the Company in any certification, representation or disclosure statement submitted by the Company with respect to any Government Contract or Government Bid were current, accurate and complete as of the date of submission;

(v)        neither the Company nor any of its employees has been debarred or suspended from doing business with any Governmental Body, and, to the Knowledge of the Company, no circumstances exist that would warrant the institution of debarment or suspension proceedings against the Company or any employee of the Company;

(vi)       no negative determinations of responsibility have been issued against the Company in connection with any Government Contract or Government Bid;

(vii)       no direct or indirect costs incurred by the Company have been questioned or disallowed as a result of a finding or determination of any kind by any Governmental Body;

(viii)      no Governmental Body, and no prime contractor or higher-tier subcontractor of any Governmental Body, has withheld or set off, or threatened to withhold or set off, any amount due to the Company under any Government Contract;

(ix)        to the Knowledge of the Company, there are not and have not been any irregularities, misstatements or omissions relating to any Government Contract or Government Bid that have led to or could reasonably be expected to lead to (A) any administrative, civil, criminal or other investigation, Legal Proceeding or indictment involving the Company or any of its employees, (B) the questioning or disallowance of any costs submitted for payment by the Company, (C) the recoupment of any payments previously made to the Company, (D) a finding or claim of fraud, defective pricing, mischarging or improper payments on the part of the Company, or (E) the assessment of any penalties or damages of any kind against the Company;

(x)       there is not and has not been any (A) outstanding claim against the Company by, or dispute involving the Company with, any prime contractor, subcontractor, vendor or other Person arising under or relating to the award or performance of any Government Contract, (B) fact known by the Company upon which any such claim could reasonably be expected to be based or which may give rise to any such dispute, (C) final decision of any Governmental Body against the Company;

(xi)      the Company is not undergoing and has not undergone any audit, and the Company has no Knowledge of any basis for any impending audit, arising under or relating to any Government Contract (other than normal routine audits conducted in the ordinary course of business);

(xii)     the Company has not entered into any financing arrangement or assignment of proceeds with respect to the performance of any Government Contract;

(xiii)     no payment has been made by the Company or by any Person acting on the Company’s behalf to any Person (other than to any bona fide employee or agent (as defined in subpart 3.4 of the FAR) of the Company) which is or was contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement law or regulation or any other Legal Requirement;

(xiv)     the Company’s cost accounting system is in compliance with applicable regulations and other applicable Legal Requirements, and has not been determined by any Governmental Body not to be in compliance with any Legal Requirement;

(xv)      the Company has complied with all applicable regulations and other Legal Requirements and with all applicable contractual requirements relating to the placement of legends or restrictive markings on technical data, computer software and other Intellectual Property;

(xvi)    in each case in which the Company has delivered or otherwise provided any technical data, computer software or Company IP to any Governmental Body in connection with any Government Contract, the Company has marked such technical data, computer software or Company IP with all markings and legends (including any “restricted rights” legend and any “government purpose license rights” legend) necessary (under the FAR or other applicable Legal Requirements) to ensure that no Governmental Body or other Person is able to acquire any unlimited rights with respect to such technical data, computer software or Company IP;

(xvii)   the Company has not made any disclosure to any Governmental Body pursuant to any voluntary disclosure agreement;

(xviii)  the Company has reached agreement with the cognizant government representatives approving and “closing” all indirect costs charged to Government Contracts for 2012 and 2013, and those years are closed;

(xix)    the responsible government representatives have agreed with the Company on the “forward pricing rates” that the Company is charging on cost-type Government Contracts and including in Government Bids; and

(xx)    the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body under or in connection with any Government Contract or Government Bid as a result of or by virtue of (A) the execution, delivery of performance of this Agreement or any of the other agreements referred to in this Agreement, or (B) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

2.11         No Undisclosed Liabilities. Except as set forth in Part 2.11 of the Disclosure Schedule, to the Knowledge of the Company, the Company is not subject to any material liability (including, without limitation, unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the Interim Balance Sheet, other than liabilities of the same nature as those set forth in the Interim Balance Sheet and the notes thereto and reasonably incurred in the ordinary course of its business consistent with past practice after the Interim Balance Sheet Date.

2.12         Compliance with Legal Requirements. To the Knowledge of the Company, the Company has been in compliance, in all material respects, with all applicable Legal Requirements. Except as set forth in Part 2.12 of the Disclosure Schedule, since December 31, 2012, the Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

2.13         Governmental Authorizations. Part 2.13 of the Disclosure Schedule identifies each material Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to entitle it to own or lease, operate and use its assets and to carry on and conduct its business in all material respects in the manner in which its business is currently being conducted. Except as set forth in Part 2.13 of the Disclosure Schedule, (i) the Company has fulfilled and performed its obligations under each of the Governmental Authorizations, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Authorization or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Authorization, or which might adversely affect in any material respect the rights of the Company under any such Governmental Authorization; (ii) no notice of cancellation, of default or of any material dispute concerning any Governmental Authorization, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, the Company; and (iii) each of the Governmental Authorizations is valid, subsisting and in full force and effect and will continue in full force and effect after the Effective Time, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder, or (y) the consent, approval, or act of, or the making of any filing with, any Governmental Body.

2.14         Tax Matters.

(a)         The Company has filed all Tax Returns that it was required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Legal Requirements. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. The Company has made to available to Parent accurate and complete copies of all income, franchise, sales, use and other material Tax Returns filed by Company. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(b)         The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)         No director or officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No Legal Proceedings are pending or being conducted with respect to Taxes of the Company. The Company has not received from any Governmental Body any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Body against the Company. No claim has been made by a Governmental Body in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. Part 2.14(c) of the Disclosure Schedule lists all Tax Returns filed with respect to the Company since its inception, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject to audit. The Company has delivered to Parent accurate and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company filed or received since its inception.

(d)         The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)         The Company is not a party to any Contract that has resulted or would reasonably be expected to result as of the Closing, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of section 162(m) of the Code (or any corresponding provisions of state, local or foreign Tax law). The Company has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code. The Company is not a party to or bound by any Tax allocation, indemnification or sharing agreement. The Company has neither (A) been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) nor (B) any Liability for the Taxes of any Person (other than a member of any such group) under regulation 1.1502-6 of the Code (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f)         The unpaid Taxes of the Company (A) did not, as of the date of the Interim Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Interim Balance Sheet, and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the date of the Interim Balance Sheet, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, determined in accordance with GAAP, outside the ordinary course of business.

(g)         The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion there) ending after the Closing Date as a result of any: (A) change in method of accounting for taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under section 1502 of the Code (or any corresponding or similar provisions of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(h)         The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by section 355 or section 361 of the Code. The Company has not consummated or participated in, nor is currently participating in, any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. The Company has not participated in, and is not currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.

(i)         The Company has never engaged in activities constituting a trade or business or permanent establishment (as defined in the applicable income tax treaty) in a foreign country, and the Company is not required to file Tax Returns or pay Taxes in a country other than the United States.

2.15         Employee and Labor Matters; Benefit Plans.

(a)         Part 2.15(a) of the Disclosure Schedule accurately sets forth, with respect to each employee of the Company (including any employee of the Company who is on a leave of absence or on layoff status):

(i)         the name of such employee and the date as of which such employee was originally hired by the Company;

(ii)       such employee’s title, and a description of such employee’s duties and responsibilities;

(iii)      the aggregate dollar amount of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by such employee from the Company with respect to services performed in 2013;

(iv)       such employee’s base salary as of the date of this Agreement;

(v)       each Company Employee Plan in which such employee participates or is eligible to participate; and

(vi)       any Governmental Authorization that is held by such employee and that relates to or is useful in connection with the Company’s business.

(b)         Part 2.15(b) of the Disclosure Schedule accurately identifies by employee number each former employee of the Company who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from the Company or otherwise) relating to such former employee’s employment with the Company; and Part 2.15(b) of the Disclosure Schedule accurately describes such benefits.

(c)         The employment of each of the Company’s employees is terminable by the Company at will. The Company has delivered to Parent accurate and complete copies of all employee manuals and handbooks, summary plan descriptions and written policy statements containing employment policies or descriptions of employment benefits of the Company.

(d)         To the Knowledge of the Company:

(i)         no employee of the Company intends to terminate his employment with the Company;

(ii)        no employee of the Company has received an offer to join a business that may be competitive with the Company’s business; and

(iii)       no employee of the Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of the Company; or (B) the Company’s business or operations.

(e)         Part 2.15(e) of the Disclosure Schedule accurately sets forth, with respect to each independent contractor of the Company:

(i)         the name of such independent contractor and the date as of which such independent contractor was originally retained by the Company;

(ii)        a description of such independent contractor’s scope of work;

(iii)       the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the Company with respect to services performed in 2013;

(iv)       the terms of compensation of such independent contractor; and

(v)        any Governmental Authorization that is held by such independent contractor and that relates to or is useful in connection with the Company’s business.

(f)         Except as set forth in Part 2.15(f) of the Disclosure Schedule, the Company is not a party to or bound by, and the Company has never been a party to or bound by, any employment agreement for a specified term of employment or any union contract, collective bargaining agreement or similar Contract.

(g)         The Company is not engaged, and to the Knowledge of the Company has not been engaged, in any unfair labor practice of any nature. There has not been any slowdown, work stoppage, labor dispute or, to the Knowledge of the Company, union organizing activity, or any similar activity or dispute, affecting the Company. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no actions, suits, claims, unfair labor practice charges, discrimination complaints or formal grievances pending or, to the

Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Employee.

(h)         To the Knowledge of the Company the current or former independent contractors of the Company are and were properly classified as independent contractors. Except as set forth in Part 2.15(h) of the Disclosure Schedule, there are, and have not been, any independent contractors who have provided services to the Company or any Company Affiliate for a period of six consecutive months or longer. Except as set forth in Part 2.15(h) of the Disclosure Schedule, the Company has not had any temporary or leased employees. To the Knowledge of the Company, no independent contractor of the Company is eligible to participate in any Company Employee Plan.

(i)         Part 2.15(i) of the Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of each Company Employee Plan and each Company Employee Agreement. The Company does not intend nor has it committed to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing or as required by this Agreement).

(j)         The Company has delivered to Parent: (i) accurate and complete copies of documents setting forth the terms of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iii) if the Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) exemplars of all written materials currently provided to any Company Employee relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to the Company or any Company Affiliate; (vii) exemplars of all COBRA forms and related notices; (viii) all insurance policies in the possession of the Company or any Company Affiliate pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (ix) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (x) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(k)         The Company and each of the Company Affiliates have performed in all material respects the obligations required to be performed by them under each Company Employee Plan and are not in material default or violation of, and the Company has no Knowledge of any default or violation by any other party to, the terms of any Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance in all material respects with all applicable Legal Requirements, including ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No material “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no claims or Proceedings pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan (other than any Company Employee Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, the Company or any Company Affiliate (other than ordinary administration expenses). There are no audits, inquiries or Proceedings pending or, to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Body with respect to any Company Employee Plan. Neither the Company nor any Company Affiliate has ever incurred any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each Company Affiliates have made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(l)         Neither the Company nor any Company Affiliate has ever maintained, established, sponsored, participated in, or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; or (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA. Neither the Company nor any Company Affiliate has ever maintained, established, sponsored, participated in or contributed to, any Company Pension Plan in which stock of the Company or any Company Affiliate is or was held as a plan asset. The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and no transaction contemplated by this Agreement shall cause any such assets or insurance obligations to be less than such benefit obligations.

(m)         No Company Employee Plan provides (except at no cost to the Company or any Company Affiliate), or reflects or represents any liability of the Company or any Company Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to the Company or any Company Affiliate, neither the Company nor any Company Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) or any other Person that such Company Employee(s) or other person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(n)         Except as set forth in Part 2.15(n) of the Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.

(o)         Except as set forth in Part 2.15(o) of the Disclosure Schedule, the Company and each of the Company Affiliates: (i) are, and at all times have been, in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Employees, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and any similar provisions of state law; (ii) have withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Employees; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable to the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or Proceedings against the Company or any Company Affiliate under any worker’s compensation policy or long-term disability policy.

(p)         To the Knowledge of the Company, no stockholder nor any Company Employee is obligated under any Contract or subject to any judgment, decree, or order of any court or other Governmental Body that would interfere with such Person’s efforts to promote the interests of the Company or that would interfere with the business of the Company or any Company Affiliate. Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of the Company or any Company Affiliate as presently conducted nor any activity of such stockholder or Company Employees in connection with the carrying on of the business of the Company or any Company Affiliate as presently conducted will, to the Knowledge of the Company, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such stockholders or Company Employees is now bound.

(q)         Part 2.15(q) of the Disclosure Schedule lists each Company Employee Plan, agreement, Contract, arrangement, or any plan that is or is reasonably likely to be regarded as a nonqualified deferred compensation plan subject to Section 409A or Section 457A of the Code (a “NQDCP”). Each NQDCP has operated in good faith compliance with Section 409A and Section 457A of the Code and has complied in form and operation with Section 409A and 457A since its inception. No amount under any NQDCP is or has been subject to interest or additional Tax under Section 409A(a)(1)(B) or Section 457A of the Code. No Company Employee Plan, agreement, Contract, arrangement or any plan represents or provides assurances that such document, and the benefits payable thereunder, complies with or is exempt from Section 409A or Section 457A of the Code. No Company Option has been granted that (i) has had an exercise price that was less than the fair market value of the underlying equity as of the date such Company Option was granted, as determined for purposes of Section 409A of the Code, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option, or (iii) has been granted since its inception, with respect to any class of stock that is not “service recipient stock” (within the meaning of the regulations under Section 409A of the Code). The Company does not have any obligation (current or otherwise) to pay, gross up, or otherwise indemnify any current or former employee, director, consultant or independent contractor for any Taxes imposed on such person, including Taxes imposed under Section 409A or Section 4999 of the Code (other than obligations to withhold and pay over applicable withholding taxes).

(r)         No amount paid or payable by the Company in connection with the transactions contemplated by this Agreement, whether alone or in combination with another event, will be an “excess parachute payment” within the meaning of Section 280G of the Code or Section 4999 of the Code or will not be deductible by the Company by reason of Code Section 280G. Part 2.15(r) of the Disclosure Schedule lists each Person who the Company reasonably believes is, with respect to the Company and/or any Company Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder).

2.16         Environmental Matters. The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future. To the Knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Part 2.16 of the Disclosure Schedule. (For purposes of this Section 2.16: (i) “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

2.17         Insurance. The Company maintains policies of fire and casualty, liability (general, products and other liability), workers’ compensation and other forms of insurance and bonds in such amounts and against such risks and losses as are insured against by companies engaged in the same or a similar business. Part 2.17 of the Disclosure Schedule sets forth a list and brief description of all policies of insurance maintained, owned or held by the Company during the period from January 1, 2012 up to and including the date of this Agreement. The Company has complied with each of such insurance policies and has not failed to give any notice or present any claim thereunder in a due and timely manner. Except as disclosed in Part 2.17 of the Disclosure Schedule, the full policy limits (subject to deductibles provided in such policies) are available and unimpaired under each such policy and to the Knowledge of the Company, no insurer under any of such policies has a basis to void such policy on grounds of non-disclosure on the part of the policyholder or the insured thereunder. Each of such policies is in full force and effect and will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement. The Company has delivered to Parent accurate and complete copies of the most recent inspection reports, if any, received from insurance underwriters as to the condition of the Company’s assets.

2.18         Related Party Transactions. Except as set forth in Part 2.18 of the Disclosure Schedule: (a) no Related Party has, and no Related Party has had at any time, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has at any time, been, indebted to the Company; (c) no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company; (d) no Related Party is competing, or has at any time, competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (other than rights under company Options and rights to receive compensation for services performed as an employee of the Company). “Related Party” means: (i) each of the Designated Stockholders; (ii) each individual who is, or who has at any time, been, an officer of the Company; (iii) each member of the immediate family of each of the individuals referred to in clauses “(i)” and “(ii)” above; and (iv) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses “(i)”, “(ii)” and “(iii)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

2.19         Legal Proceedings; Orders.

(a)         Except as set forth in Part 2.19 of the Disclosure Schedule, there is no pending Legal Proceeding, and (to the Knowledge of the Company) no Person has overtly threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the Knowledge of the Company, except as set forth in Part 2.19 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)         Except as set forth in Part 2.19 of the Disclosure Schedule, no Legal Proceeding has ever been commenced by or has ever been pending against the Company.

(c)         There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. To the Knowledge of the Company, none of the Designated Stockholders is subject to any order, writ, injunction, judgment or decree that relates to the Company’s business or the assets owned or used by the Company. To the Knowledge of the Company, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company’s business.

2.20         Authority; Binding Nature of Agreement. Subject to approval of the First Step Merger and adoption of this Agreement pursuant to the Company Stockholder Approval, the Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the First Step Merger, the Company Stockholder Approval, if and to the extent required by the applicable law, and the filing and recordation of the appropriate merger documents are required by the DGCL and the CCC). The only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the First Step Merger and the other transactions contemplated hereby is the affirmative vote of the holders of a majority of the Company Common Stock (the “Company Stockholder Approval”). This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company, the Company Board and the Stockholders of the Company have taken all actions such that the restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested shareholder” or other similar anti-takeover statute or regulation, and any anti-takeover provision in the governing documents of the Company will not be applicable to any of the Company, Parent, the Interim Surviving Corporation, the Surviving Entity, or to the execution, delivery of, or performance of the transactions contemplated by this Agreement, including the consummation of the Integrated Merger or any of the other transactions contemplated hereby.

2.21         Non-Contravention; Consents. Except as set forth in Part 2.21 of the Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(a)         contravene, conflict with or result in a violation of (i) any of the provisions of the Company’s Certificate of Incorporation or Bylaws, or (ii) any resolution adopted by the Company’s stockholders, the Company Board or any committee of the Company Board;

(b)         contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

(c)         contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company’s business or to any of the assets owned or used by the Company;

(d)         contravene, conflict with or result in a material violation or material breach of, or result in a material default under, any provision of any Company Contract that is or would constitute a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) accelerate the maturity or performance of any such Company Contract, or (iii) cancel, terminate or modify any such Company Contract; or

(e)         result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

Except as set forth in Part 2.21 of the Disclosure Schedule, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

2.22         No Finder. Neither the Company or any of the Stockholders nor any Person acting on behalf of the Company or any of the Stockholders has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

SECTION 3.         REPRESENTATIONS AND WARRANTIES OF DESIGNATED STOCKHOLDERS

Each of the Designated Stockholders severally represents and warrants as follows:

3.1         Ownership. Each of the Designated Stockholders is the sole record and beneficial owner of, and has good and marketable title to, the shares of Company Common Stock set forth beside his name on Part 2.3 of the Disclosure Schedule (the “Allocated Shares”), free and clear of any Encumbrance. Other than any agreements between the Designated Stockholder and the Company which will be terminated at the Effective Time, the Allocated Shares are not subject to any rights of first refusal of any kind applicable to the transactions contemplated by this Agreement that have not been waived or otherwise complied with. Except as set forth in Part 2.3 of the Disclosure Schedule, each Designated Stockholder does not hold any outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company and there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of Common Stock.

3.2         Authorization. Each Designated Stockholder is an individual and has all requisite right, power and authority and full legal capacity to execute and deliver this Agreement and to perform his obligation hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Designated Stockholder, and this Agreement constitutes the legal, valid and binding obligations of such Designated Stockholder enforceable against such Designated Stockholder in accordance with its terms. The failure of the spouse of such Designated Stockholder to be a party or signatory to this Agreement shall not (a) prevent such Designated Stockholder from performing its obligations and from consummating the transactions contemplated hereunder, or (b) prevent this Agreement from constituting the legal, valid and binding obligation of such Designated Stockholder enforceable against such Designated Stockholder in accordance with its terms.

3.3         No Conflict. Except as set forth in Part 3.3 of the Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(a)         contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which such Designated Stockholder, the Allocated Shares or the properties or other assets of such Designated Stockholder, are subject;

(b)         contravene, conflict with or result in a material violation or material breach of, or result in a material default under, any provision of any material note, lease, license, agreement, contract, indenture or other instrument to which such Designated Stockholder is a party or is bound by (the “Material Designated Stockholder Contracts”), or give any Person the right to declare a default or exercise any remedy under, accelerate the maturity or performance of, or cancel, terminate or modify any such Material Designated Stockholder Contract; or

(c)         result in the imposition or creation of any lien or other Encumbrance upon or with respect to any Allocated Share, properties or assets owned or used by such Designated Stockholders.

3.4         Tax and Legal Matters. Each of the Designated Stockholders has had an opportunity to review with its own Tax advisors and legal advisors the Tax and legal consequences to such Designated Stockholder of the Merger and the transactions contemplated in this Agreement. Other than the representations and warranties made by Parent and the Merger Subs in this Agreement, such Designated Stockholder is not relying on any statements or representations by Parent, the Merger Subs, the Company or any of their agents. Each of the Designated Stockholders understands that he will bear his own Tax liability that may arise as a result of the Merger or the transactions contemplated by this Agreement.

3.5         Waiver of Appraisal Rights. Each of the Designated Stockholders hereby acknowledges that such Designated Stockholder waives its rights of appraisal under Section 262 of the Delaware General Corporation Law, and any similar rights that such Designated Stockholder may have with respect the Merger and the other transactions contemplated hereby by virtue of the ownership of the Company Securities.

3.6         Release. Except as hereinafter provided, each of the Designated Stockholders, on his own behalf and on behalf of his affiliates and their respective successors and assigns (collectively with such Designated Stockholder, the “Releasors”), from and after the Effective Time, irrevocably and unconditionally releases, waives and forever discharges Parent and the Company and their respective affiliates, Representatives and successors or assigns (collectively, the “Releasees”), from any and all actions, causes of action, suits, debts, covenants, contracts, claims, demands, damages, losses, costs, expenses, penalties, rights, remedies and liabilities or proceedings of any nature of whatsoever kind or nature, in law or equity, past or present, known or unknown, that they have ever had from the beginning of time, now have, or hereafter can, will or may have or in the future may assert, whether known or unknown, fixed or contingent (collectively, “Claims”) against any Releasee, but only to the extent arising from any act, omission, event or transaction occurring on or prior to the Effective Time, including Claims arising out of, based on or relating to the Releasor’s ownership or purported ownership of any capital stock or other securities in the Company (collectively, the “Released Claims”). For the avoidance of doubt, this Section 3.6 does not release the Releasees with respect to claims arising out of, based on or resulting from (i) this Agreement, or the other agreements contemplated by this Agreement (including, without limitation, employment agreements or any promissory notes) to which such Designated Stockholder is a party; (ii) if such Designated Stockholder is an employee of the Company, (A) any Claims for salary, wages or other cash compensation due to such Designated Stockholder solely in such employee capacity, (B) rights to reimbursements for expenses incurred and documented prior to the date hereof and consistent with the Company’s reimbursement policies, (C) unreimbursed claims under employee health and welfare plans, consistent with terms of coverage, and (D) the entitlement of such Designated Stockholder to continuation coverage benefits or any other similar benefits required to be provided by law; (iii) if such Designated Stockholder is now or has been at any time prior to the Closing Date an officer or director of the Company, or who, while a director or officer of the Company, is or was serving at the Company’s request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity, as to claims of indemnification, advancement of expenses or exculpations, under the certification of incorporation and the bylaws of the Company. Each of the Designated Stockholders represents and warrants that there has been no sale, assignment, transfer, encumbrance, pledge or any other disposal of any interest in any Released Claim, and such Designated Stockholder will not sell, assign, transfer, encumber, pledge or otherwise dispose of any interest in any Released Claim prior to the Closing Date. Each of the Designated Stockholders hereby expressly waives any rights it or any Releasor may have under the statutes of any jurisdiction or common law principles of similar effect, to preserve Claims that such Designated Stockholder does not know or suspect to exist in such Designated Stockholder’s favor at the time of executing this Agreement or at the Closing. Each of the Designated Stockholders understands and acknowledges that it and any Releasor may discover facts different from, or in addition to, those that it currently knows or believes to be true with respect to the claims released herein and agrees that the terms of this Section 3.6 will be and remain effective in all respects, notwithstanding any subsequent discovery of different or additional facts. Each of the Designated Stockholders irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action or proceeding of any kind against any Releasee, based upon or in connection with any matter purported to be released pursuant to this Section 3.6.

3.7         Acquisition for Own Account; No Solicitation and Accredited Investor. The shares of Parent Common Stock to be issued to each Designated Stockholder pursuant to this Agreement will be acquired for investment for such Designated Stockholder’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and such Designated Stockholder has no present intention of selling, granting any participation in, or otherwise distributing the same. At no time was such Designated Stockholder presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the shares of Parent Common Stock by Parent or its agents. Each Designated Stockholder is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.8         Disclosure of Information; Understanding of Risks. Each Designated Stockholder has received or has had full access to all the information each Designated Stockholder considers necessary or appropriate to make an informed investment decision with respect to the shares of Parent Common Stock. Each Designated Stockholder further has had an opportunity to ask questions and receive answers from Parent regarding the terms and conditions of the offering of the shares of Parent Common Stock and to obtain additional information (to the extent Parent possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to such Designated Stockholder or to which such Designated Stockholder had access. Each Designated Stockholder is fully aware of: (a) the highly speculative nature of the shares of Parent Common Stock; (b) the financial hazards involved; (c) the qualifications and backgrounds of the management of Parent; and (e) the tax consequences of acquiring the shares of Parent Common Stock.

3.9         Compliance with Securities Laws. Each Designated Stockholder understands and acknowledges that:

(a)         such Designated Stockholder either alone or with his purchaser representative(s) (as defined in Rule 501(h) of Regulation D, promulgated under the Securities Act), has such knowledge and experience in financial and business matters that each Designated Stockholder is capable of evaluating the merits and risks of this prospective investment, has the capacity to protect such Designated Stockholder’s own interests in connection with this transaction, and is financially capable of bearing a total loss of the shares of Parent Common Stock;

(b)         in reliance upon the representations and warranties made by each Designated Stockholder herein, the shares of Parent Common Stock are not being registered with the SEC under the Securities Act or being qualified under the CCC, but instead are being transferred under an exemption or exemptions from the registration and qualification requirements of the Securities Act and the CCC or other applicable securities laws which impose certain restrictions on such Designated Stockholder’s ability to transfer the shares of Parent Common Stock;

(c)         such Designated Stockholder (i) may not transfer any shares of Parent Common Stock unless such shares of Parent Common Stock are registered under the Securities Act or qualified under the Law or other applicable securities laws or unless, in the opinion of counsel to Parent, exemptions from such registration and qualification requirements are available; (ii) only Parent may file a registration statement with the SEC or the California Commissioner of Corporations or other applicable securities commissioner; and (iii) exemptions from registration and qualification may not be available or may not permit such Designated Stockholder to transfer all or any of the shares of Parent Common Stock in the amounts or at the times proposed by such Designated Stockholder;

(d)         in order to ensure compliance with the restrictions imposed by this Agreement, (i) Parent may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if Parent acts as its own transfer agent, it may make appropriate notations to the same effect in its own records; (ii) Parent will not be required (a) to transfer on its books any shares of Parent Common Stock that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (b) to treat as owner of such shares, or to accord the right to vote or receive dividends, to any purchaser or other transferee to whom such shares of Parent Common Stock have been so transferred; (iii) Parent may require written assurances, in form and substance satisfactory to counsel for Parent (which may include a requirement that each Designated Stockholder’s counsel provide a legal opinion acceptable to Parent), before Parent effects any future transfers of the shares of Parent Common Stock.

SECTION 4.         REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUBS

Parent and the Merger Subs jointly and severally represent and warrant to the Company and the Designated Stockholders as follows:

4.1         Due Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority and all necessary governmental approvals: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own, lease and use its assets in the manner in which its assets are currently owned, leased and used, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated by this Agreement or otherwise prevent or materially delay Parent or Merger Sub I from performing their obligations under this Agreement.

4.2         Merger Subs. Each of Merger Sub I and Merger Sub II is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Merger Sub I and Merger Sub II was formed solely for the purpose of effecting the Integrated Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

4.3         SEC Filings; Financial Statements.

(a)         Parent has filed with the SEC and heretofore made available to the Company all forms, reports and documents required filed by it with the SEC since January 1, 2011 (the “Parent SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Parent meets the registrant requirements to use, and is eligible to use, Form S-3 for the registration under the Securities Act of the resale of Parent Common Stock contemplated to be issued pursuant to the Merger in accordance with this Agreement.

(b)         The consolidated financial statements contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

4.4         Authority; Binding Nature of Agreement. Parent and the Merger Subs have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and the Merger Subs of this Agreement (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary action on the part of Parent and the Merger Subs and their respective boards of directors. No vote of Parent’s stockholders is needed to approve the Integrated Merger. This Agreement constitutes the legal, valid and binding obligation of Parent and the Merger Subs, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.5         Valid Issuance. The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

4.6         No Finder. Neither Parent, or the Merger Subs nor any Person acting on behalf of Parent or the Merger Subs has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

4.7         No Conflicts. Neither the execution and delivery of this Agreement (or any of the ancillary agreements), nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements), will (a) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Merger Sub I, each as currently in effect, or (b) conflict with or violate any applicable law, except where such conflict or violation, individually or in the aggregate, would not be material to Parent’s or Merger Sub I’s ability to consummate the Merger or to perform their respective obligations under this Agreement.

SECTION 5.         CERTAIN COVENANTS OF THE COMPANY

5.1         Access and Investigation.

(a)         During the period from the date of this Agreement through the earlier of the Effective Time or the termination of this Agreement (the “Pre-Closing Period”), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent’s Representatives with reasonable access to the Company’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and the business, properties and personnel of the Company, and (b) provide Parent and Parent’s Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, and the business, properties and personnel of the Company, as Parent may reasonably request.

(b)         Subject to compliance with applicable Legal Requirements, during the Pre-Closing Period, the Company shall confer from time to time as requested by Parent with Parent’s Representative(s) to discuss any material changes or developments in the operational matters of the Company and the general status of the ongoing operations of the Company. No information or knowledge obtained by Parent during the pendency of the transactions contemplated by this Agreement in any investigation pursuant to this Section 5.1 shall affect or be deemed to modify any representation, warranty, covenant, condition or obligation under this Agreement.

5.2         Operation of the Company’s Business. Except as set forth in Part 5.2 of the Disclosure Schedule, during the Pre-Closing Period:

(a)         the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

(b)         the Company shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;

(c)         the Company shall keep in full force all insurance policies identified in Part 2.17 of the Disclosure Schedule;

(d)         the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except that the Company may repurchase Company Common Stock from former employees pursuant to the terms of existing restricted stock purchase agreements);

(e)         the Company shall not sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company shall be permitted to issue Company Common Stock to employees upon the exercise of outstanding Company Options);

(f)         the Company shall not amend or waive any of its rights under, or permit the acceleration of vesting under, (i) any provision of the Company Equity Incentive Plans or (ii) any provision of any agreement evidencing any outstanding Company Option;

(g)         the Company shall not amend or permit the adoption of any amendment to the Company’s Certificate of Incorporation or Bylaws, or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(h)         the Company shall not form any subsidiary or branch or other office or acquire any equity interest or other interest in any other Entity;

(i)         the Company shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $25,000 per month;

(j)         the Company shall not (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Contract;

(k)         the Company shall not (i) acquire, lease or license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by the Company pursuant to Contracts that are not Material Contracts;

(l)         the Company shall not (i) lend money to any Person (except that the Company may make routine travel advances to employees in the ordinary course of business and may, consistent with its past practices), or (ii) incur or guarantee any indebtedness for borrowed money (except that the Company may issue promissory notes to Parent);

(m)         except as set forth in Schedule 5.2, the Company shall not (i) establish, adopt or amend any Employee Benefit Plan, except to comply with applicable law (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) without the consent of the Parent, hire any new employee whose aggregate annual compensation is expected to exceed $100,000;

(n)         the Company shall not change any of its methods of accounting or accounting practices in any material respect;

(o)         the Company shall not (i) make any Tax election (ii) adopt or change any Tax accounting method, (iii) enter into any Tax allocation, sharing or agreement, (iv) enter into or any closing agreement or Tax ruling, (v) settle or compromise any Tax claim or assessment, (vi) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or (vii) file any Tax Return or amend any Tax Return unless such Tax Return or amended Tax Return has been made available to Parent for review within a reasonable period prior to the due date for filing and Parent has consented to such filing (which consent shall not be unreasonably withheld, conditioned or delayed);

(p)         the Company shall not commence or settle any material Legal Proceeding;

(q)         the Company shall not agree or commit to take any of the actions described in clauses “(d)” through “(p)” above. Notwithstanding the foregoing, the Company may (i) refrain from taking any action described in clauses “(a)” through “(c)” above or (ii) take any action described in clauses “(d)” through “(p)” above, if Parent gives its written consent to refrain from or to take such action by the Company, as applicable, or if Parent directs the refraining from or taking of such action by the Company, as applicable.

5.3         Notification; Updates to Disclosure Schedule. During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

(a)         the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in or material breach of any representation or warranty made by the Company in this Agreement;

(b)         any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in or material breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

(c)         any material breach of any covenant or obligation of the Company; and

(d)         any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 or Section 8 impossible or unlikely.

If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.3 requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, (ii) determining whether any of the conditions set forth in Section 7 has been satisfied; or (iii) determining whether Parent is entitled to any indemnification under Section 10.

5.4         No Solicitation.

(a)         During the Pre-Closing Period, the Company shall not, and shall not authorize, encourage or permit any of their respective Representatives to, directly or indirectly, (i) solicit, initiate, seek, encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as hereinafter defined), (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, (v) submit any Acquisition Proposal to the vote of any securityholders of Company or (vi) enter into any other transaction or series of transactions not in the ordinary course of the Company’s business, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Integrated Merger. The Company will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal. If any Representative of the Company, whether in his or her capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 5.4 not to authorize, encourage or permit such Company Representative to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.4.

“Acquisition Proposal” shall mean, with respect to the Company, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Parent or any of its affiliates), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (A) any acquisition or purchase from the Company or from the stockholders of the Company, by any Person or Group (as hereinafter defined) of more than a 10% interest in the total outstanding voting securities of Company or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning 10% or more of the total outstanding voting securities of the Company or any merger, consolidation, business combination or similar transaction involving the Company; (B) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 10% of the assets of the Company in any single transaction or series of related transactions; (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company, or any extraordinary dividend, whether of cash or other property; or (D) any other transaction outside of the ordinary course of the Company’s business the consummation of which would reasonably be expected to materially impede, interfere with, prevent or delay the Integrated Merger.

“Group” shall have the definition ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.

(b)         The Company shall immediately (but in any event, within 24 hours) notify Parent orally and in writing after receipt by the Company (or, to the Knowledge of the Company, by any of the Company Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal, or (iv) any request for nonpublic information relating to the Company or for access to any of the properties, books or records of the Company by any Person or Persons other than Parent or any of its affiliates or Representatives. Such notice shall describe (1) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request, and (2) the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. The Company shall keep Parent fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to Parent a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. The Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Company Board) of any meeting of the Company Board at which the Company Board is reasonably expected to discuss any Acquisition Proposal.

SECTION 6.         ADDITIONAL COVENANTS OF THE PARTIES

6.1         Filings and Consents. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. The Company shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

6.2         Board Recommendation; Company Stockholders’ Consent. The Company Board shall unanimously recommend that the Stockholders of the Company vote in favor of the approval of the First Step Merger and adoption of this Agreement. Neither the Company Board nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the Company Board that the stockholders of the Company vote in favor of the approval of the First Step Merger and adoption of this Agreement. Within two (2) hours following the execution of this Agreement, the Company shall deliver to Parent evidence of the Required Vote of Company stockholders in the form of a written consent in lieu of a meeting (the “Written Consent”). Following receipt of the Written Consent, the Company shall not, without the consent of Parent, take any action to hold a meeting of the Stockholders or otherwise facilitate the revocation of the Required Vote.

6.3         Best Efforts. During the Pre-Closing Period, (a) the Company shall use its best efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis, and (b) Parent and Merger Sub I shall use their best efforts to cause the conditions set forth in Section 8 to be satisfied on a timely basis.

6.4         Employment Agreements and Offer Letters.

(a)         Prior to the Closing, each of the individuals identified on Exhibit D-1 shall execute and deliver to the Company and Parent an Employment Agreement in the form as agreed upon by the Company and Parent as of the date of this Agreement. With respect to such individuals, Parent shall ensure that the compensation arrangements are as set forth in Schedule 6.4(a).

(b)         The Company shall use all commercially reasonable efforts to cause each of the individuals identified on Exhibit D-2, who is at the relevant time a current employee of the Company, to execute and deliver to the Company and Parent, prior to Closing, an Offer Letter in the form as agreed upon by the Company and Parent as of the date of this Agreement. With respect to such individuals, Parent shall ensure that the compensation arrangements are as set forth in Schedule 6.4(b).

6.5         FIRPTA Matters. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the IRS the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

6.6         Termination of Employee Plans. At the Closing, the Company shall terminate the Company Employee Plans set forth on Schedule 6.6, and shall ensure that no employee or former employee of the Company has any rights under any of such Plans and that any liabilities of the Company under such Plans (including any such liabilities relating to services performed prior to the Closing) are fully extinguished at no cost to the Company.

6.7         Termination of Company Options and Company Equity Incentive Plans. During the Pre-Closing Period, the Company will take all actions necessary and sufficient in accordance with applicable Legal Requirements, and, as applicable, the Company Equity Incentive Plan and each Company Option (in each case, including using commercially reasonable efforts to obtain executed Option Termination Agreements, in the form as mutually agreed upon by the Company and Parent, from each holder of

Company Options with respect to outstanding Company Options and other necessary consents, and obtaining approval of its board of directors) (a) to give effect to the actions contemplated by Section 1.6, including taking such action, if any, as is required to cause all outstanding Company Options to be cancelled, effective prior to the Effective Time; and (b) to automatically terminate, as of the Effective Time, the Company Equity Incentive Plan and all Company Options (including any underlying agreements relating to the Company Options), such that no Person will have any right to purchase or receive any equity or payment interest, or right convertible into or exercisable for any equity or payment interest, of the Company.

6.8         Termination of Promissory Notes and Convertible Security Agreement. During the Pre-Closing Period, the Company will take all actions necessary and sufficient in accordance with applicable Legal Requirements, and, as applicable, and each Promissory Note and Convertible Security Agreement (in each case, including using commercially reasonable efforts to obtain an executed Termination Agreement, in the form as mutually agreed upon by the Company and Parent, from each Debt Holder with respect to the Promissory Notes and Convertible Security Agreement and other necessary consents, and obtaining approval of its board of directors) to give effect to the actions contemplated by Section 1.7, including taking such action, if any, as is required to cause the Promissory Notes and the Convertible Security Agreement to be terminated, effective prior to the Effective Time.

6.9         Spreadsheet. The Company shall prepare and deliver to Parent, at or prior to the Closing, a spreadsheet (the “Spreadsheet”) in the form provided by the Company to Parent prior to the Closing and reasonably acceptable to Parent, which Spreadsheet shall be dated as of the Closing Date and shall set forth all of the following information, as of the Closing Date and immediately prior to the Effective Time: (a) the names of all securityholders of the Company, including the Stockholders of the Company and holders of Company Options, and their respective addresses and where available, taxpayer identification numbers; (b) the number and kind of security held, including the shares of capital stock of the Company held by, or subject to the Company Options held by, such Persons and, in the case of outstanding shares, the respective certificate numbers; (c) the number of shares of capital stock of the Company subject to and the exercise price per share in effect for each Company Option; (d) the vesting status and schedule with respect to the Company Option and capital stock of the Company and terms of the Company’s rights to repurchase such unvested capital stock of the Company (including the repurchase price payable per share under each share of unvested capital stock of the Company); (e) whether such Company Option was granted as an incentive stock option or non-statutory stock option under the Code; (f) the calculation of the Applicable Fraction and Designated Parent Stock Price; (g) the amount of cash to be paid or which has been paid to each Designated Stockholder and Debt Holder; (h) the number of shares of Parent Common Stock to be issued or which has been issued to each Designated Stockholder and Debt Holder; (i) the Indemnification Pro Rata Portion of each Designated Stockholder; (j) the total amount of Taxes to be withheld from the merger consideration that each Company Stockholder immediately prior to the Effective Time is entitled to receive pursuant to Section 1.5(a); (k) the number of shares of Parent Common Stock issuable to each Stockholder of the Company; and (l) the amount of cash in lieu of any fractional share of Parent Common Stock payable to each Stockholder of the Company. The Company shall prepare and deliver to Parent, a draft of the Spreadsheet not later than three business days prior to the Closing Date. Without limiting the generality or effect of the foregoing or the provisions of this Section 6.9, the Company shall provide to Parent, promptly after Parent’s request, copies of the documents or instruments evidencing the amounts set forth on any such draft or final certificate.

6.10         280G Stockholder Approval. Following the execution of this Agreement, the Company shall submit to the Stockholders of Company for approval (in a manner reasonably satisfactory to Parent), by such number of Stockholders of Company as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by Parent, such approval not to be unreasonably withheld, conditioned or delayed), such that such payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Closing, the Company shall deliver to Parent notification and documentation reasonably satisfactory to Parent that (a) a vote of the holders of capital stock of the Company was solicited in conformance with Section 280G and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the stockholder vote (the “280G Stockholder Approval”), or (b) that the 280G Stockholder Approval was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the waivers of those payments and/or benefits which were executed by the affected individuals prior to the vote of the holders of capital stock of the Company pursuant to this Section 6.10.

6.11         Resale registration Statement and Listing. After the payoff of the Convertible Notes and the Convertible Security Agreement (the “Payoff Event”) and the Effective Time, as applicable, Parent shall in each case and in cooperation with Company prepare as promptly as practicable (but in no event later than 10 business days after either the Payoff Event or the Closing, as applicable) file with the SEC a registration statement on Form S-3 relating to the resale of shares of Parent Common Stock that are issued in connection with the Payoff Event or the Merger, as applicable (each a “Form S-3”). Each of Parent and the Company shall use their reasonable best efforts to cause any such Form S-3 to become effective as promptly as practicable after the Payoff Event or the Closing, as applicable, and shall take all or any action required under any applicable federal, state and securities Laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger or to repayment of the Promissory Notes and the Convertible Security Agreement pursuant to the Payoff Event. Prior to filing any Form S-3 in connection with this Agreement or the Payoff Event, Parent shall provide the proposed Form S-3 to the Securityholders’ Agent and shall give due consideration to comments received within 3 business days after Parent’s delivery of any proposed Form S-3; provided, however, that Parent shall not be required to provide any subsequent changes to the proposed Form S-3 to Securityholders’ Agent for its further review as long as there are no significant changes thereto. At or prior to the effective time of any Form S-3 related to either the Closing or the Payoff Event, as applicable, Parent shall use its commercially reasonable efforts to cause the resale of the shares of Parent Common Stock to be approved for listing (subject to notice of issuance) on The NASDAQ Global Select Market.

6.12         Agreements and Documents. At the Closing, Parent shall receive the following agreements and documents, each of which shall be in full force and effect:

(a)         Company Stock Certificate(s) evidencing each Designated Stockholder’s Allocated Shares, duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form satisfactory to Parent and completed IRS Form W-9 of each Designated Stockholder (or the appropriate IRS Form W-8 if such Designated Stockholder is not a “U.S. person” as defined in the instructions to IRS Form W-9).

(b)         Employment Agreements, in the form as agreed upon by the Company and Parent as of the date of this Agreement, executed by the individuals identified on Exhibit D-1;

(c)         Offer Letters, in the form as agreed upon by the Company and Parent as of the date of this Agreement, executed by the individuals identified in Exhibit D-2;

(d)         Option Termination Agreement, in the form as mutually agreed upon by the Company and Parent, executed by each holder of the Company Options;

(e)         Termination Agreement, in the form as mutually agreed upon by the Company and Parent, executed by each Debt Holder.

(f)         confidential invention and assignment agreements, reasonably satisfactory in form and content to Parent, executed by (i) all current and former employees of the Company, and (ii) current and former consultants and independent contractors to the Company, in each case who have not already signed such agreements (including the individuals identified in Part 2.9(f) of the Disclosure Schedule);

(g)         the statement referred to in Section 6.5(a), executed by the Company;

(h)         the Spreadsheet (as such term is defined in Section 6.9) completed to include all of the information specified in Section 6.9) in a form acceptable to Parent and a certificate executed by the Chief Executive Officer of the Company, dated as of the Closing Date, certifying that such Spreadsheet is true, correct and complete; and

(i)         written resignations of all directors of the Company, effective as of the Effective Time.

6.13         Termination of Employee Plans. Upon Closing, the Company shall provide Parent with evidence, reasonably satisfactory to Parent, as to the termination of the benefit plans referred to in Section 6.6.

6.14         Compliance with Securities Laws. (a) Prior to or upon Closing, Parent shall receive evidence reasonably satisfactory to Parent that each Designated Stockholder at the Closing is an “accredited investor” as defined in Rule 501 promulgated under Regulation D of the Securities Act; and (b) the sale and issuance of shares of Parent Common Stock pursuant to this Agreement qualifies under applicable exemption from registration under applicable federal and state securities Law.

6.15         Section 280G Payments. The Company shall deliver to Parent the notification and evidence required by Section 6.10.

6.16         Indemnification of Company Directors and Officers.

(a)         For a period of six (6) years following the Effective Time, Parent shall cause the Surviving Entity to honor its obligations to each person who is now, or has been at any time prior to the date hereof a director of officer of the Company (each, a “Covered Person”) pursuant to any indemnification provisions under the Company’s Certificate of Incorporation, including any amendments thereto, or Bylaws, including any amendments thereto, as in effect on the date hereof and pursuant to any indemnification agreements between Company and such Covered Persons existing as of the date hereof, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(b)         The obligations of Parent and the Surviving Entity under this Section 6.16 shall survive for a period of six (6) years following the Closing Date and shall not be terminated or modified in such a manner as to adversely affect any Covered Person to whom this Section 6.16 applies without the consent of such affected Covered Person (it being expressly agreed such Covered Persons to whom this Section 6.16 applies shall be third party beneficiaries of this Section 6.16, each of whom may enforce the provisions of this Section 6.16).

6.17         Employee Compensation and Benefits. Subject to applicable legal requirements, Parent shall take such actions as are necessary to cause the group health plan maintained by the Surviving Entity, Parent, or any of their subsidiaries, and applicable insurance carriers, third party administrators and any other third parties, to the extent such group health plan is made available to employees of the Company who accept Employment Agreements and Offer Letters with revised terms and conditions of employment from the Surviving Entity, Parent or any of their subsidiaries (each, a “Continuing Employee”), to (i) waive any evidence of insurability requirements, physical examinations requirements, waiting periods, and any limitations as to preexisting medical conditions under the group health plan applicable to such Continuing Employees and their spouses and eligible dependents (but only to the extent that such preexisting condition limitations did not apply or were satisfied under the group health plan maintained by the Company prior to the date of this Agreement) and (ii) provide such Continuing Employees with credit, for the calendar year in which the Continuing Employee is hired by the Surviving Entity, Parent or any of their subsidiaries, for the amount of any out-of pocket expenses and copayments or deductible expenses that were incurred by them during the calendar year in which the Continuing Employee is hired by the Surviving Entity, Parent or any of their subsidiaries under a group health plan maintained by the Surviving Entity, Parent or any of their subsidiaries.

6.18         401(k) Rollover. Parent shall cause, or shall cause the Surviving Entity or any of their subsidiaries to cause, its employee plan that is intended to be qualified under Code Section 401(k) to accept rollovers, including funds that are currently held in outstanding loans, from the Company’s 401(k) plan on behalf of each Continuing Employee to the extent permitted under applicable legal requirements.

SECTION 7.         CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB I

The obligations of Parent and Merger Sub I to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, or waiver by Parent, at or prior to the Closing, of the following conditions:

7.1         Stockholder Approval. The Company Stockholder Approval shall have been duly and validly obtained, as required by the DGCL and the Company’s Certificate of Incorporation and Bylaws, in each case as in effect on the date of such approval and, in addition, this Agreement and the First Step Merger shall have been duly and validly approved by the affirmative vote of holders of outstanding capital stock of the Company representing at least 95% of the shares of Company Common Stock entitled to vote with respect thereto (the “Required Vote”).

7.2         Accuracy of Representations. Each of the representations and warranties made by the Designated Stockholders in Sections 3.7, 3.8 and 3.9 shall be true and accurate in all material respects at Closing as if made at Closing (without giving effect to the Disclosure Schedule or any update thereto).

7.3         Governmental Restraints. No temporary restraining order, preliminary or permanent injunction or other order of a Governmental Body of competent authority preventing the consummation of the First Step Merger shall have been issued and remain in effect and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

SECTION 8.         CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, or waiver by the Company, at or prior to the Closing, of the following conditions:

8.1         Documents. The Company shall have received the signature pages of Parent or one of its applicable affiliates to the following documents:

(a)         Employment Agreements for the individuals set forth on Exhibit D-1 who remain employed by the Company at the relevant time; and

(b)         Offer Letters for the individuals set forth on Exhibit D-2 who remain employed by the Company at the relevant time.

8.2         Governmental Restraints. No temporary restraining order, preliminary or permanent injunction or other order of a Governmental Body of competent authority preventing the consummation of the First Step Merger shall have been issued and remain in effect and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

SECTION 9.         TERMINATION

9.1         Termination Events. This Agreement may be terminated prior to the Closing:

(a)         by mutual written consent duly authorized by Parent and the Company Board; or

(b)         by the Company, if the Closing shall not have occurred by April 15, 2015 or such later date that Parent and the Company may mutually agree upon in a signed writing; and provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Company if the Company fails to fulfill any obligation under this Agreement which has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date.

9.2         Termination Procedures. If a party wishes to terminate this Agreement pursuant to Section 9.1, then such party shall deliver to the other parties to this Agreement a written notice stating that such party is terminating this Agreement and setting forth a brief description of the basis on which such party is terminating this Agreement.

9.3         Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions of this Section 9.3 and of Section 11; and (c) the Mutual Non-Disclosure Agreement shall remain in full force and effect and survive any termination of this Agreement.

SECTION 10.         INDEMNIFICATION

10.1         Survival of Representations, Etc.

(a)         The representations and warranties made by the Company, as modified by the Disclosure Schedule, in Section 2 or the Designated Stockholders in Section 3 shall survive the Closing and shall expire six months following the Closing Date; provided, however, that the representations and warranties contained in Section 2.1 (Due Organization; No Subsidiaries; Etc.), Section 2.2 (Certificate of Incorporation and Bylaws; Records), Section 2.20 (Authority; Binding Nature of Agreement), Section 2.22 (No Finder), Section 3.1 (Ownership), Section 3.2 (Authorization), Section 3.6 (Release), Section 3.7 (Acquisition for Own Account; No Solicitation) and Section 3.9 (Compliance with Securities Laws) (collectively, the “Fundamental Representations”) shall survive until 30 days after the expiration of the statute of limitations applicable thereto (including any extensions thereof); and provided further, that if, at any time prior to the applicable expiration date, a claim for indemnification with respect thereto shall have been made in accordance with Section 10.6, then the claim asserted in such notice shall survive the expiration date specified above until such time as such claim is fully and finally resolved. All representations and warranties made by Parent and the Merger Subs shall terminate and expire as of the Effective Time, and any liability of Parent or the Merger Subs with respect to such representations and warranties shall thereupon cease.

(b)         The representations, warranties, covenants and obligations of the Company as modified by the Disclosure Schedule, the representations and warranties of Designated Stockholders contained in Section 3, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of (and each Indemnitee shall be deemed to have relied upon such representations, warranties, covenants and obligations notwithstanding) any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

(c)         For purposes of this Agreement, (i) each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule, solely in response to any representation or warranty in Section 2 of this Agreement, shall be deemed to be a representation and warranty made by the Company and (ii) each statement or other item of information, if any, set forth in the Disclosure Schedule or in any update to the Disclosure Schedule, solely in response to any representation or warranty in Section 3 of this Agreement, shall be deemed to be a representation and warranty made by the Designated Stockholders in this Agreement.

10.2         Indemnification.

(a)         Subject to the limitations of liability contemplated in Section 10.3, from and after the Effective Time (but subject to Section 10.1(a)), the Designated Stockholders (each an “Indemnifying Holder” and collectively, the “Indemnifying Holders”), severally and not jointly, in accordance with their respective Indemnification Pro Rata Portion, shall indemnify and hold harmless each of Parent and its affiliates and, if applicable, their respective directors, officers, agents, employees, successors and assigns (each an “Indemnitee” and collectively, the “Indemnitees”) from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Section 2 and Section 3 as of the date of this Agreement (except for the representations and warranties in Sections 3.7 and 3.9 which shall be as of Closing); (ii) any failure of any certification, representation or warranty made by the Company in any certificate (other than the Spreadsheet) delivered to Parent pursuant this Agreement to be true and correct as of the date such certificate is delivered to Parent; (iii) any inaccuracies in the Spreadsheet, solely with respect to the Securityholders; (iv) any breach of any covenant or obligation of the Company (including the covenants set forth in Sections 5 and 6); (v) the exercise by any Stockholder of the Company of such Stockholder’s appraisal rights under the DGCL or dissenter’s rights under the CCC; (vi) any claims or actions by Persons who are or were Securityholders of the Company, in their capacities as Securityholders, whether against the Company, other Securityholders, Parent or otherwise, arising out of facts or circumstances existing on or prior to the Closing (including claims or actions arising out of the authorization, execution and delivery of this Agreement); (vii) any fraud, willful misconduct or intentional misrepresentation by the Company or Designated Stockholders in connection with this Agreement or the transactions contemplated hereby; (viii) any Excess Transaction Expenses (as such term is defined in Section 11.2); (ix) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clauses “(i)” (with respect to the representations and warranties other than the Fundamental Representations) and “(ii)” (with respect to the representations and warranties other than the Fundamental Representations) or (x) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clauses “(i)” (solely with respect to the Fundamental Representations), “(ii)” (solely with respect to the Fundamental Representations), “(iii),” “(iv),” “(v),” “(vi),” “(vii),” and “(viii)” above (including any Legal Proceeding commenced by any Indemnitee for the purposes thereof).

(b)         The Indemnifying Holders acknowledge and agree that, if the Surviving Entity suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Entity as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Entity, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

10.3         Liability Limitations.

(a)         Basket. Subject to Section 10.3(c) and Section 11.11 and without limiting the effect of any other limitation contained in this Agreement, the Indemnifying Holders shall not have any indemnification for Damages under Section 10.2(a)(i) (other than solely with respect to breaches of the Fundamental Representations which shall be subject to the limitations in Section 10.3(b)(ii) below), Section 10.2(a)(ii) (other than solely with respect to breaches of the Fundamental Representations which shall be subject to the limitations in Section 10.3(b)(ii) below), Section 10.2(a)(iv) and Section 10.2(a)(ix) until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $500,000 in the aggregate (the “Basket Amount”) (at such time as the cumulative amount of such Damages exceeds the Basket Amount in the aggregate, the Indemnitees shall be entitled to recover only the excess of such Damages over the Basket Amount, subject to the limitations of this Section 10).

(b)         Cap. The Indemnifying Holders’ indemnification obligations under Section 10.2 and otherwise under this Agreement and any document contemplated by this Agreement, except for the Offer Letters, Employment Agreements and Parent employee confidential information and inventions assignment agreements, are subject to the following limitations:

(i)         Subject to Section 10.3(c) and Section 11.11 and without limiting the effect of any other limitation contained in this Agreement, the liability of each Indemnifying Holder for indemnification claims under Section 10.2(a)(i) (with respect to the representations and warranties other than the Fundamental Representations which shall be subject to the limitations in Section 10.3(b)(ii) below), Section 10.2(a)(ii) (with respect to the representations and warranties other than the Fundamental Representations which shall be subject to the limitations in Section 10.3(b)(ii) below), and Section 10.2(a)(ix) shall be limited to the amount equal to the product of such Indemnifying Holder’s Indemnification Pro Rata Portion multiplied by $363,000.

(ii)        Subject to Section 10.3(c) and Section 11.11 and without limiting the effect of any other limitation contained in this Agreement, the liability of each Indemnifying Holder for indemnification claims under Section 10.2(a)(i) (solely with respect to the Fundamental Representations), Section 10.2(a)(ii) (solely with respect to the Fundamental Representations), and Section 10.2(a)(iii), Section 10.2(a)(iv), Section 10.2(a)(v), Section 10.2(a)(vi), Section 10.2(a)(vii), Section 10.2(a)(viii) and Section 10.2(a)(x) shall be limited to the amount equal to the product of such Indemnifying Holder’s Indemnification Pro Rata Portion multiplied by $3,630,000.

(iii)       Subject to Section 11.11, Parent and the Indemnitees agree that the sole and exclusive remedy for money damages for any matter arising under this Agreement and any document contemplated by this Agreement, except for the Offer Letters, Employment Agreements and Parent employee confidential information and inventions assignment agreements, shall be the rights to indemnification set forth in this Section 10.

(iv)       Subject to Section 10.3(c), the maximum aggregate indemnification obligation of each Indemnifying Holder pursuant to this Section 10 shall in no event exceed the amount equal to the product of such Indemnifying Holder’s Indemnification Pro Rata Portion multiplied by $3,630,000.

(v)       The amount of any Damages for which indemnification is sought pursuant to this Section 10 shall be reduced by (i) the amount of any insurance proceeds actually recovered by any Indemnitee under insurance policies (net of any applicable deductibles, increases in premiums or similar costs or payments) and (ii) indemnity or contribution amounts actually recovered by any Indemnitee from third parties (other than Company), in each case with respect to such Damages; provided, however, that in no event shall an Indemnitee be required to pursue recovery from such insurance policies or third parties prior to seeking recovery pursuant to this Section 10.

(c)         Fraud. Notwithstanding anything to the contrary contained in this Agreement, in the case of claims arising out of, resulting from or in connection with fraud, willful misconduct or intentional misrepresentation committed by any Indemnifying Holder, nothing in this Agreement shall limit the rights or remedies of Parent or any other Indemnitee against such Indemnifying Holder for Damages.

(d)         Waiver and Materiality. The waiver of any condition to the Closing based on the accuracy of any representation or warranty or on the performance of or compliance with any covenant or agreement shall not be deemed a waiver of the right to indemnification under this Section 10 with respect to such representation or warranty, covenant or agreement. For the sole purpose of determining Damages (and not for determining whether any breach for which indemnification may be available under this Section 10 has occurred), any reference to materiality or Material Adverse Effect in the representations and warranties will be disregarded.

(e)         Applicability of Limitations. The right to indemnification or any other remedy based on representations, warranties, covenants and agreements contained in this Agreement will not be affected by any investigation by Parent conducted at any time, or any knowledge acquired by Parent, capable of being acquired by Parent, or that is alleged Parent should have known, at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

10.4         No Contribution. Each of the Indemnifying Holders waives, and acknowledges and agrees that he or she shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Entity in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement.

10.5         Interest. Any Indemnifying Holder who is required to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 10 with respect to any Damages shall also be liable to such Indemnitee for interest on the amount of such Damages (for the period commencing as of the date on which such Securityholders’ Agent first received notice of a claim for recovery by such Indemnitee and ending on the date on which the liability of such Indemnifying Holder to such Indemnitee is fully satisfied by such Indemnifying Holder) at a floating rate equal to the rate of interest publicly announced by Bank of America, N.T. & S.A. from time to time as its prime, base or reference rate.

10.6         Notice of Claims. If any Indemnitee under this Section 10 has suffered or incurred any Damage, the Indemnitee shall deliver to the Securityholders’ Agent promptly (but no later than thirty (30) days thereafter) a written notice (an “Claim Notice”):

(a)         stating that an Indemnitee has incurred, paid, reserved or accrued, or in good faith believes that it may incur, pay, reserve or accrue, Damages;

(b)         stating the amount of such Damages (which, in the case of Damages not yet incurred, paid, reserved or accrued, may be the maximum amount believed by Parent in good faith to be incurred, paid, reserved, accrued or demanded by a third party); and

(c)         specifying in reasonable detail (based upon the information then possessed by Parent) the individual items of such Damages included in the amount so stated, the nature of the claim to which such Damages are related and the specific representation, warranty, covenant, agreement or provision claimed to have been breached.

10.7         Resolution of Objections to Claims.

(a)         If the Securityholders’ Agent does not contest, by written notice to Parent, any claim or claims by Parent made in any Claim Notice within the 30-day period following receipt of the Claim Notice (the “Objection Period”), then subject to the limitations in this Section 10, if applicable, Parent shall be entitled to payment of the amount of Damages corresponding to such claim or claims as set forth in such Claim Notice within fifteen (15) business days of the expiration of the Objection Period.

(b)         If the Securityholders’ Agent objects in writing to any claim or claims by Parent made in any Claim Notice within the Objection Period, Parent and the Securityholders’ Agent shall attempt in good faith for 45 days after Parent’s receipt of such written objection to resolve such objection. If Parent and the Securityholders’ Agent shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. Subject to the limitations set forth in Section 10, Parent shall be entitled to payment of the agreed upon amount within fifteen (15) business days after execution of such memorandum.

(c)         If no such agreement can be reached during the 45-day period for good faith negotiation, but in any event prior to the expiration of such 45-day period described in Section 10.7(b) above, either Parent or the Securityholders’ Agent may bring an arbitration in accordance with the terms of Section 11.9 to resolve the matter. The decision of the arbitrator as to the validity and amount of any claim in such Claim Notice shall be nonappealable, binding and conclusive upon the parties to this Agreement subject to the limitations set forth in Section 10.

(d)         Judgment upon any award rendered by the arbitrator or trial court may be entered in any court having jurisdiction.

10.8         Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Entity, against Parent or against any other Person) with respect to which any of the Indemnifying Holders may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 10, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If Parent so proceeds with the defense of any such claim or Legal Proceeding:

(a)         all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Indemnifying Holders subject to the limitations contained in this Section 10;

(b)          each Indemnifying Holder shall make available to Parent any documents and materials in his possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

(c)         Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Securityholders’ Agent; provided, however, that such consent shall not be unreasonably withheld.

Parent shall give the Securityholders’ Agent prompt notice of the commencement of any such Legal Proceeding against Parent or the Surviving Entity; provided, however, that any failure on the part of Parent to so notify the Securityholders’ Agent shall not limit any of the obligations of the Designed Stockholders under this Section 10 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

10.9          Securityholders’ Agent.

(a)          Securityholders’ Agent Appointment. Each of the Designated Stockholders hereby irrevocably appoints Securityholders’ Agent as their agent for purposes this Section 10, and Securityholders’ Agent hereby accepts his appointment as the Securityholders’ Agent. Parent shall be entitled to deal exclusively with the Securityholders’ Agent on all matters relating to this Section 10, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Designated Stockholder by the Securityholders’ Agent, and on any other action taken or purported to be taken on behalf of any Designated Stockholder by the Securityholders’ Agent, as fully binding upon such Designated Stockholder. If the Securityholders’ Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Designated Stockholders, then the Designated Stockholders shall, within ten days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the “Securityholders’ Agent” for purposes of this Section 10. If for any reason there is no Securityholders’ Agent at any time, all references herein to the Securityholders’ Agent shall be deemed to refer to the Designated Stockholders.

(b)          Expense Fund. At the Closing, an amount of $100,000 will be paid by Parent out of the cash otherwise payable to the Indemnifying Holders, on a pro rata basis pursuant to Section 1.5 of the Agreement, for the benefit of the Securityholders’ Agent to an account specified by the Securityholders’ Agent (the “Expense Fund”). The Indemnifying Holders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Securityholders’ Agent any ownership right that they may otherwise have had in any such interest or earnings. As soon as practicable following the completion of the Securityholders’ Agent’s responsibilities, the Securityholders’ Agent will distribute or will cause such balance to be distributed to the Indemnifying Holders on a pro rata basis determined as of the Closing Date. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Holders at the time of Closing.

(c)          No Liability. The Securityholders’ Agent shall not be liable to any Indemnifying Holder for any act done or omitted under this Agreement as the Securityholders’ Agent while acting in good faith and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Each Indemnifying Holder, severally and not jointly in accordance with his, her or its pro rata share, shall indemnify and defend the Securityholders’ Agent and hold him harmless from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of documentation location, duplication and shipment) (collectively “Agent Losses”) arising out of or in connection with the acceptance or administration of his duties hereunder, in each case as such Agent Loss is suffered or incurred; provided, that in the event that any such Agent Loss is finally adjudicated to have been directly caused by the bad faith, gross negligence or willful misconduct of the Securityholders’ Agent, the Securityholders’ Agent will reimburse the Indemnifying Holders the amount of such indemnified Agent Loss to the extent attributable to such bad faith, gross negligence or willful misconduct. If not paid directly to the Securityholders’ Agent by the Indemnifying Holders, any such Agent Losses may be recovered by the Securityholders’ Agent from the funds in the Expense Fund; provided, that while this section allows the Securityholders’ Agent to be paid from the Expense Fund, this does not relieve the Indemnifying Holders from their obligation to promptly pay such Agent Losses as they are suffered or incurred, nor does it prevent the Securityholders’ Agent from seeking any remedies available to him under applicable Law. The Indemnifying Holders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Securityholders’ Agent or the termination of this Agreement.

10.10          Exercise of Remedies by Indemnitees Other Than Parent. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

SECTION 11.         MISCELLANEOUS PROVISIONS

11.1         Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

11.2         Fees and Expenses. Except as otherwise expressly set forth elsewhere in this Agreement, Parent and the Merger Subs shall bear their respective legal and other fees and expenses incurred in connection with their negotiating, executing and performing this Agreement, including, without limitation, any related broker’s or finder’s fees. The legal and other fees and expenses incurred by the Company in connection with its negotiating, executing and performing this Agreement incurred between the date of signing the Agreement and Closing (the “Company Transaction Expenses”) shall be borne by Parent up to a maximum amount of $200,000. All Company Transaction Expenses in excess of $200,000 (the “Excess Transaction Expenses”) shall be borne severally and not jointly by the Indemnifying Holders, in accordance with their respective Indemnification Pro Rata Portion subject to the limitations contained in Section 10. Each Indemnifying Holder shall bear their own legal and other fees and expenses incurred in connection with this Agreement, without limitation, any related broker’s or finder’s fees, subject to the provisions of this Agreement.

11.3          Attorneys’ Fees. Subject to the limitations contained in Section 10, if any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

11.4         Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent:

Cavium, Inc.

2315 N. First Street

San Jose, California 95131

Attention: General Counsel

Facsimile: (408) 577-1992

with a copy (which shall not constitute notice) to:

Cooley LLP

3175 Hanover Street

Palo Alto, California 94304

Attention: Brett White

Facsimile: (650) 849-7400

if to the Company:

Xpliant, Inc.

2315 N. First Street

San Jose, California 95131

Attn: Guy Hutchison

Facsimile: 408-868-5605

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, California 94304 Attn: Yusuf Safdari

Facsimile: (650) 233-4545

if to the Securityholders’ Agent:

Guy Hutchison

2315 N. First Street

San Jose, California 95131

Facsimile: 408-868-5605

11.5         Confidentiality and Public Announcement.

(a)        The parties hereto acknowledge that Parent and the Company have previously executed a Mutual Nondisclosure Agreement dated November 16, 2012 (the “Mutual Non-Disclosure Agreement”) which shall continue in full force and effect in accordance with its terms. At all times after the date of this Agreement, the Company shall not issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use Parent’s name or refer to Parent directly or indirectly in connection with Parent’s relationship with the Company in any media interview, marketing documents, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Parent, unless required by law (upon satisfactory written advice of counsel to that effect shall be first delivered to Parent prior to any such disclosure) and except that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with accounting and Securities and Exchange Commission disclosure obligations. Notwithstanding anything herein or in the Mutual Non-Disclosure Agreement, Parent and the Company shall mutually agree on the content of the press release announcing the Integrated Merger and thereafter Parent may make such other public statements, including, but not limited to SEC filings, news releases, media interviews and announcements, regarding this Agreement or the transactions contemplated hereby as Parent may determine is reasonably appropriate.

(b)        The Company agrees that, it and its Representatives shall hold the terms of the Integrated Merger in strict confidence. At no time shall the Company and the Designated Stockholders (and their Representatives) disclose any of the terms of the Integrated Merger (including, but not limited to, the economic terms) or any non-public information about a party hereto to any other party without the prior written consent of the party about which such non-public information relates. Notwithstanding the foregoing, the Company and Designated Stockholders and their Representatives shall be permitted to disclose any and all terms or such other non-public information to (i) its Representatives, (ii) to any Governmental Body to the extent necessary or advisable in compliance with applicable Legal Requirements and (iii) reasonably necessary for the Company to obtain the consents and approvals of Stockholders of the Company and other third parties contemplated by this Agreement. Any Representative given access to such information must have a legitimate “need to know.”

11.6        Time of the Essence. Time is of the essence of this Agreement.

11.7        Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.8        Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

11.9        Governing Law; Arbitration; Submission to Jurisdiction; Consent to Service of Process.

(a)        This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

(b)         EXCEPT FOR CLAIMS REGARDING EITHER PARTY'S INTELLECTUAL PROPERTY RIGHTS AND CONFIDENTIAL INFORMATION, TO WHICH THIS SECTION WILL NOT APPLY, IN THE EVENT THAT A RESOLUTION IS NOT REACHED AMONG THE PARTIES WITHIN 45 DAYS AFTER WRITTEN NOTICE OF A DISPUTE, THE DISPUTE SHALL BE FINALLY SETTLED BY BINDING ARBITRATION IN SANTA CLARA COUNTY, CALIFORNIA.  SUCH ARBITRATION SHALL BE CONDUCTED IN ENGLISH before the Judicial Arbitration and Mediation Services, Inc. (“Jams”) under the JAMS Rules of Practice and Procedure. The arbitrator shall be a former judge of a court of California. Discovery and other procedural matters shall be governed as though the proceeding were an arbitration. THE AWARD OF ARBITRATION SHALL BE FINAL AND BINDING UPON BOTH PARTIES. The arbitrator will award to the prevailing party all costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party, AND JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. The parties stipulate that a JAMS employee may be appointed as a judge pro tempore of the Superior Court of Santa Clara County, if required to carry out the terms of this provisiON.

(c)        Subject to the foregoing, the parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of California and the Federal courts of the United States of America located in the State of California, the place where this Agreement was entered and is to be performed, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a California State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.4 or in such other manner as may be permitted by applicable Legal Requirements, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in the County of Santa Clara, California. A party may apply either to a court of competent jurisdiction or to an arbitrator, if one has been appointed, for prejudgment remedies and emergency relief pending final determination of a claim pursuant to this Section 11.9. The appointment of an arbitrator does not preclude a party from seeking prejudgment remedies and emergency relief from a court of competent jurisdiction.

11.10        Successors and Assigns. This Agreement shall be binding upon: the Company and its successors and assigns (if any); the Designated Stockholders and their respective personal Representatives, executors, administrators, estates, heirs, successors and assigns (if any); Parent and its successors and assigns (if any); and Merger Sub I and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; the Company’s stockholders (to the extent set forth in Section 1.5); Parent; Merger Sub I; the other Indemnitees (subject to Section 10.10); and the respective successors and assigns (if any) of the foregoing. Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 10), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

11.11         Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

11.12         Waiver.

(a)         No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)         No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.13         Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

11.14        Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

11.15        Parties in Interest. Except for the provisions of Sections 1.5, 1.6, 1.7, 6.16 and 10, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

11.16        Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Mutual Non-Disclosure Agreement shall not be superseded by this Agreement and shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms.

11.17        Construction.

(a)        For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)        The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)        As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)        Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

[Reminder of page left blank intentionally]

The parties hereto have caused this Agreement to be executed and delivered as of July 30, 2014.

CAVIUM, INC.,
a Delaware corporation

By:	/s/ Syed Ali
Name: Syed Ali
Title: President and Chief Executive Officer

CAVIUM SEMICONDUCTOR CORPORATION, a Delaware corporation

By:	/s/ Arthur Chadwick
Name: Arthur Chadwick
Title: Chief Financial Officer

CAVIUM NETWORKS LLC, a Delaware limited liability corporation

By:	/s/ Arthur Chadwick
Name: Arthur Chadwick
Title: Chief Financial Officer

XPLIANT, INC., a Delaware corporation

By:	/s/ Guy Hutchison
Name: Guy Hutchison
Title: President and CEO, Xpliant

[Signature Page to Agreement AND PLAN OF MERGER AND REORGANIZATION]

The parties hereto have caused this Agreement to be executed and delivered as of July 30, 2014.

Designated Stockholders (solely for Sections 1.5, 3 and 10 of this Agreement):
/s/ Guy Hutchison
Guy Hutchison
/s/ Sachin Gandhi
Sachin Gandhi
/s/ Tsahi Daniel
Tsahi Daniel
/s/ Gerald Schmidt
Gerald Schmidt

Securityholders’ Agent (solely for Section 10 of this Agreement):
/s/ Guy Hutchison
Guy Hutchison

[Signature Page to Agreement AND PLAN OF MERGER AND REORGANIZATION]

EXHIBIT A

DESIGNATED STOCKHOLDERS; DEBT HOLDERS

Designated Stockholders:
Name	Cash	Value of Restricted Stock
[		]
Total	$1,089,000.00	$2,541,000.00

Debt Holders:
Name		Cash*		Value of Restricted Stock

[	$		$	]
Total		$10,352,720.55		$21,840,000.00
*	Note: This includes interest through November 14, 2014, the currently anticipated payment date.

EXHIBIT B

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit B):

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction involving:

(a)         the sale, license, disposition or acquisition of all or a material portion of the Company’s business or assets;

(b)         the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company (other than common stock issued to employees of the Company, upon exercise of Company Options or otherwise, in routine transactions in accordance with the Company’s past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company (other than stock options granted to employees of the Company in routine transactions in accordance with the Company’s past practices), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or

(c)         any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

Affiliated Group. “Affiliated Group” shall mean any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of any applicable Legal Requirement.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit B is attached (including all exhibits and the Disclosure Schedule), as it may be amended from time to time.

business day. “business day” shall mean a day (A) other than Saturday or Sunday and (B) on which commercial banks are open for business in San Francisco, California.

COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Company Affiliate. “Company Affiliate” shall mean any Person under common control with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

Company Contract. “Company Contract” shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

Company Employee. “Company Employee” shall mean any current or former employee or director of the Company or any Company Affiliate.

Company Employee Agreement. “Company Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between the Company or any Company Affiliate and any Company Employee.

Company Employee Plan. “Company Employee Plan” shall mean any plan, program, policy, Contract or other formal arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by the Company or any Company Affiliate for the benefit of any Company Employee, or with respect to which the Company or any Company Affiliate has or may have any liability or obligation, except such definition shall not include any Company Employee Agreement.

Company IP. “Company IP” shall mean (a) all Intellectual Property Rights in or pertaining to the Company Products or methods or processes used to manufacture the Company Products, and (b) all other Intellectual Property Rights owned by or exclusively licensed to the Company.

Company IP Contract. “Company IP Contract” shall mean any Contract to which the Company is a party or by which the Company is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with, or for the Company.

Company Pension Plan. “Company Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

Company Privacy Policy. “Company Privacy Policy” shall mean each external or internal, past or present privacy policy of the Company, including any policy relating to (i) the privacy of users of the Company Products or of any Company Website, (ii) the collection, storage, disclosure, and transfer of any User Data or Personal Data, and (iii) any employee information.

Company Product. “Company Product” shall mean any product or service designed, developed, manufactured, marketed, distributed, provided, licensed, or sold at any time by the Company.

Company Web Site. “Company Web Site” shall mean any public or private website owned, maintained, or operated at any time by or on behalf of the Company.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Damages. “Damages” shall include any loss, damage, injury, decline in value, liability, claim, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature.

Disclosure Schedule. “Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company.

DOL. “DOL” means the United States Department of Labor.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

FMLA. “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

Foreign Plan. “Foreign Plan” shall mean: (i) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body other than the United States; (ii) any Company Employee Plan maintained or contributed to by the Company or any Company Affiliate that is not subject to United States law; and (iii) any Company Employee Plan that covers or has covered Company Employees whose services are performed primarily outside of the United States.

GAAP. “GAAP” shall mean generally accepted accounting principles in the United States of America as consistently applied by Company.

Government Bid. “Government Bid” shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

Government Contract. “Government Contract” shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

HIPAA. “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

Indemnitees. “Indemnitees” shall mean the following Persons: (a) Parent; (b) Parent’s current and future affiliates (including the Surviving Entity); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above; provided, however, that the Designated Stockholders shall not be deemed to be “Indemnitees.

Intellectual Property. “Intellectual Property” shall mean and include all algorithms, application programming interfaces, apparatus, assay components, biological materials, cell lines, clinical data, chemical compositions or structures, circuit designs and assemblies, databases and data collections, diagrams, formulae, gate arrays, IP cores, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, net lists, photomasks, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, test results, test vectors, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

Intellectual Property Rights. “Intellectual Property Rights” shall mean and include all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

Interim Balance Sheet Date. “Interim Balance Sheet Date” shall mean June 30, 2014.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Knowledge. An individual shall be deemed to have “Knowledge” of a particular fact or other matter if:

(a)          such individual is actually aware of such fact or other matter; or

(b)         such individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable inquiry.

A Person shall be deemed to have “Knowledge” of a particular fact or other matter if any executive officer of such Person, and in the case of Company if any Designated Stockholder, has Knowledge of such fact or other matter.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Material Adverse Effect. “Material Adverse Effect” with respect to any entity, shall mean any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by such entity in this Agreement, is, or would reasonably likely to, (i) be or become materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, capitalization, operations or results of operations of such entity and its subsidiaries, taken as a whole, or (ii) materially impede or delay such entity’s ability to consummate the transactions contemplated by this Agreement in accordance with its terms and applicable Legal Requirements; provided, however, that a Material Adverse Effect shall not include any such Effect arising out of or attributable to (A) the announcement of the execution of this Agreement, (B) the markets or legal or regulatory environment in which the Company or Parent and its subsidiaries operate generally, (C) changes in general economic conditions or financial markets (provided that such changes do not adversely affect such entity disproportionately as compared to such entity’s competitors); (D) changes in GAAP (provided that such changes do not adversely affect such entity disproportionately as compared to such entity’s competitors); (E) changes in general regulatory or political conditions, including any acts of war or terrorist activities, or (F) actions by or on behalf of the Company taken at the direction or request of Parent or explicitly required to be taken pursuant to this Agreement.

Open Source Code. “Open Source Code” shall mean any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

PBGC. “PBGC” shall mean the United States Pension Benefit Guaranty Corporation

Permitted Encumbrance. “Permitted Encumbrances” shall mean (a) liens for taxes and other governmental charges and assessments which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, and (c) other liens or imperfections on property which are not material in amount, do not interfere with, and are not violated by the consummation of the transactions contemplated by, this Agreement, and do not materially detract from the value or marketability of, or materially impair the existing use of, the property affected by such lien or imperfection.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Personal Data. “Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

Pre-Closing Tax Period. “Pre-Closing Tax Period” shall mean (i) any Tax period ending on or before the Closing Date, and (ii) in the case of any Tax period that includes, but does not end on the Closing Date, the portion of such Tax period through the Closing Date. For purposes of a Tax period described in clause “(ii),” Taxes that shall be treated as attributable to the portion of such Tax period ending on the Closing Date shall (A) in the case of any property or similar Taxes, be deemed to be the amount of Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period, and (B) in the case of any other Tax, be deemed equal to the amount which would by payable if the period ended on the Closing Date.

Indemnification Pro Rata Portion. “Indemnification Pro Rata Portion” shall mean an amount equal to the quotient obtained by dividing the total amount of Company Common Stock held by such Indemnifying Holder by the total aggregate amount of Company Common Stock held by all Indemnifying Holders.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

Representatives. “Representatives” shall mean officers, directors, employees, agents, independent contractors, attorneys, accountants, advisors and other representatives.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Securityholders. “Securityholders” shall mean the securityholders of Company other than the Debt Holders set forth in Exhibit A to the Agreement.

Tax. “Tax” means (i) all federal, state, local, foreign and other net income, gross income, gross receipts, net worth, sales, use, ad valorem, transfer, franchise, profits, transaction, title, capital, paid-up capital, registration, license, escheat, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, business and occupation, premium, property, real property, personal property, intangibles, inventory and merchandise, business privilege, federal highway use, commercial rent, production, windfall profits, alternative or add-on minimum, estimated, gains, social security, welfare, value added, environmental, workers’ compensation, customs, duties or other taxes, fees, levies, tariffs, imposts, assessments or charges of any kind whatsoever, (ii) any interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Body in connection with (A) any item described in clause (i) or (B) the failure to comply with any requirement imposed with respect to any Tax Returns, (iii) any liability for payment of amounts described in clause (i) or (ii) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (iv) any liability for the payment of amounts described in the foregoing clause (i), (ii) or (iii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

User Data. “User Data” shall mean any Personal Data or other data or information collected by or on behalf of the Company from users of the Company Products or of any Company Website.

EXHIBIT C

FORM OF CERTIFICATE OF MERGER

CERTIFICATE OF MERGER

FOR THE MERGER

OF

Cavium Semiconductor Corporation

WITH AND INTO

XPLIANT, INC.

            , 201_

Pursuant to Section 251(c) of the

General Corporation Law of the State of Delaware

Xpliant, Inc., a Delaware corporation (the “Company”), does hereby certify to the following facts relating to the merger (the “Merger”) of Cavium Semiconductor Corporation, a Delaware corporation (“Sub”), with and into the Company, with the Company remaining as the surviving corporation of the Merger (the “Surviving Corporation”):

FIRST:

The Company is incorporated pursuant to the General Corporation Law of the State of Delaware, as amended (“DGCL”). Sub is incorporated pursuant to the DGCL. The Company and Sub are the constituent corporations in the Merger.

SECOND:

An Merger Agreement and Reorganization (the “Merger Agreement”) has been approved, adopted, executed and acknowledged by the Company and by Sub in accordance with the provisions of subsection (c) of Section 251 of the DGCL.

THIRD:	The name of the Surviving Corporation of the Merger shall be “Xpliant, Inc.”
FOURTH:

Upon the effectiveness of the Merger, the Certificate of Incorporation of the Company, the Surviving Corporation, shall be amended and restated to read in its entirety as set forth in Exhibit A attached hereto.

FIFTH:	The Surviving Corporation is a corporation formed and existing under the laws of the State of Delaware.
SIXTH:	The executed Merger Agreement is on file at the principal place of business of the Company, the Surviving Corporation, at 2315 N. First Street, San Jose CA 95131.
SEVENTH:	A copy of the executed Merger Agreement will be furnished by the Company, the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation of the Merger.
EIGHTH:

The Merger shall become effective upon filing of this Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions of Sections 103 and 251(c) of the DGCL.

IN WITNESS WHEREOF, the Company has caused this Certificate of Merger to be executed by its duly authorized officer as of the date first above written.

XPLIANT, INC.
By:
Name:
Title:

EXHIBIT A

Amended and restated CERTIFICATE OF INCORPORATION

OF

Xpliant, Inc.

I.

The name of this corporation is Xpliant, Inc.

II.

The address of the registered office of the corporation in the State of Delaware is 160 Greentree Dr., Ste. 101, City of Dover, County of Kent, DE 19904 and the name of the registered agent of the corporation in the State of Delaware at such address is National Registered Agents, Inc.

III.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A.     This corporation is authorized to issue only one class of stock, to be designated Common Stock. The total number of shares of Common Stock presently authorized is one thousand Shares (1,000), each having a par value of one-tenth of one cent ($0.001).

V.

A.      The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

B.      The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

VI.

A.      The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

B.      Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

C.      To the fullest extent permitted by applicable law, the corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the corporation (and any other persons to which the DGCL permits the corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.

VII.

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

EXHIBIT D-1

PERSONS TO SIGN EMPLOYMENT AGREEMENTS

EXHIBIT D-2

PERSONS TO SIGN OFFER LETTERS